UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Lowell, Massachusetts
January 14, 2022
Dear Stockholders:

You are cordially invited to attend the MACOM Technology Solutions Holdings, Inc. 2022 Annual Meeting of Stockholders on Thursday, March 3, 2022 at 3:00 p.m. (Eastern Time). The meeting will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, Massachusetts 01824. Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location or means of holding the meeting. If any such change is made, we will announce the change in advance, and details regarding how to participate will be filed as additional proxy materials. Our board of directors has fixed the close of business on January 6, 2022 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.
The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the annual meeting, including proposals for the election of three directors (Proposal 1), an advisory vote to approve our executive compensation (Proposal 2) and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2022 (Proposal 3).
Our board of directors recommends that you vote FOR the director nominees set forth in Proposal 1 and FOR Proposals 2 and 3. Each proposal is described in more detail in our Proxy Statement.
Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you are eligible to do so, even if you have previously submitted your vote.
Sincerely,

Ambra R. Roth
Senior Vice President, General Counsel,
Human Resources and Secretary

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 3, 2022

The 2022 Annual Meeting of Stockholders of MACOM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, MA 01824, on Thursday, March 3, 2022 at 3:00 p.m. (Eastern Time). Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location or means of holding the meeting. If any such change is made, we will announce the change in advance, and details on how to participate will be filed as additional proxy materials. The purposes of the Annual Meeting are to:

1.	Elect the three Class I directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2025 annual meeting of stockholders;

2.	Conduct an advisory vote approving the compensation of our named executive officers for fiscal year 2021;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2022; and

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Only holders of our common stock at the close of business on January 6, 2022 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
In accordance with Securities and Exchange Commission rules, on or about January 14, 2022, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Due to the COVID-19 pandemic, we request that you RSVP by emailing our investor relations department at ir@macom.com if you plan to attend the Annual Meeting in person so that we may ensure we have adequate space to allow for proper social distancing in an effort to promote the well-being of all that attend the Annual Meeting.

By order of the board of directors,
Ambra R. Roth
Senior Vice President, General Counsel,
Human Resources and Secretary
Lowell, Massachusetts
January 14, 2022
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on March 3, 2022
This Proxy Statement and our Annual Report are available at: www.proxyvote.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
100 Chelmsford Street
Lowell, MA 01851

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the board of directors of MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company,” “MACOM,” “we,” “us” or “our”), of proxies to be voted at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), on or about January 14, 2022, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 6, 2022 (the “Record Date”).

The Annual Meeting will be held at the Holiday Inn Express, 8 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 3, 2022 at 3:00 p.m. (Eastern Time). Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location or means of holding the Annual Meeting. If any such change is made, we will announce the change in advance, and details regarding how to participate will be filed as additional proxy materials.
What information is included in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and our current named executive officers for fiscal year 2021 and other information.
Who is entitled to vote?
Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 69,685,722 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, trust, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy or letter from your broker, trust, bank or other nominee.

What am I voting on?
We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of three Class I directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2025 annual meeting of stockholders;

2.	An advisory vote approving the compensation of our named executive officers for fiscal year 2021;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2022; and

4.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
What are the Board’s recommendation?

Proposal		Board Recommendation
1.	Election of directors;	For the Nominees
2.	The approval, on an advisory basis, of the compensation paid to our named executive officers;	For
3.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2022.	For
How do I vote?
Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.
Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for telephone voting availability.
Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their brokers, trustees, banks or other nominees and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.
If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?” and “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, trust, bank or other nominee may vote your uninstructed shares on a particular proposal.
Vote in Person at the Annual Meeting. All stockholders of record as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy or letter from your broker, trust, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend. Due to the COVID-19 pandemic, we request that you RSVP by emailing our investor relations department at ir@macom.com if you plan to attend the Annual Meeting in person so that we may ensure we have adequate space to allow for proper social distancing in an effort to promote the well-being of all that attend the Annual Meeting.

What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.
What can I do if I change my mind after I vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851, Attn: Investor Relations Department, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
What constitutes a quorum at the Annual Meeting?
Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of our directors, the Class I director nominees receiving the largest number of votes will be elected. With respect to Proposals 2 and 3, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. Accordingly, with respect to Proposals 1 and 2, abstentions and broker non-votes are not counted as votes in favor of or against any proposal or director nominee, and with respect to Proposal 3, abstentions are not counted as votes in favor of or against the proposal, and we do not expect broker non-votes on the proposal.
What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 3) will be a routine matter and that the other proposals (Proposals 1 and 2) will be non-routine matters. Accordingly, if your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker will be entitled to exercise discretion to vote your shares only on the proposal to ratify the appointment of our independent registered public accounting firm, but your broker may not exercise discretion to vote on the other proposals.
What are the requirements for admission to the Annual Meeting?

Only stockholders of record and persons holding proxies from stockholders of record may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of photo identification, such as a valid driver’s license or passport, to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares and a valid form of photo identification. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy. Due to the COVID-19 pandemic, we request that you RSVP by emailing our Investor Relations Department at ir@macom.com if you plan to attend the Annual Meeting in person so that we may ensure we have adequate space to allow for proper social distancing in an effort to promote the well-being of all that attend the Annual Meeting.

Who will pay for the cost of this proxy solicitation?
We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other nominees, will reimburse such holders for their reasonable expenses.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to stockholders of record as of the Record Date. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.
When will we announce the results of the voting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results become available.

SOCIAL RESPONSIBILITY, ENVIRONMENTAL SUSTAINABILITY AND RELATED POLICIES
We endeavor to integrate environmental, social and corporate governance (“ESG”) practices that we believe will create long-term economic value for our stockholders, employees, communities and other constituents. Our corporate governance program is discussed elsewhere in this Proxy Statement.

ESG Program

In fiscal year 2020, we commenced an in depth, multi-year, company-wide review of ESG-related matters and initiatives, with the goal of enhancing and/or creating additional policies, procedures, programs and practices aimed at continuous improvement in these areas. This review resulted in the establishment of our ESG steering committee as well as the publication of our first ESG report in July 2021. Our ESG steering committee has responsibility for ESG matters globally, oversees alignment between our ESG efforts and our overarching business objectives and reports to the executive leadership and the nominating governance committee of our board of directors. Our ESG steering committee includes executive and senior leaders in global operations, including Quality, Compliance, Human Resources, Legal, Workplace Services, Finance, Ethics and Governance, IT and Data Privacy and Investor Relations. We encourage our stockholders to review our ESG report in full. A summary of the matters contained in our ESG report are discussed below.

ESG Program 2021 Highlights

Diversity, Equity, Inclusion and Belonging:	•As of December 31, 2021, approximately 69% and 31% of our workforce is male and female, respectively

Environmental Stewardship; Climate:	•“Microgrid-as-a-Service” system installed and expected to come online during fiscal year 2022

Community Service and Philanthropy:	•Creation of our global charitable giving program to donate up to 5,000 annual company-funded, employee volunteer hours

ESG Program:	•Established ESG Steering Committee
•Published initial ESG report in July 2021

COVID-19 Response

In fiscal years 2020 and 2021, we were focused on and continue to prioritize ensuring the health and safety of our global workforce during the COVID-19 global pandemic, including by, among other things, facilitating, and for certain locations, requiring that certain employees work remotely. We also implemented extensive health screening and sanitation policies at our facilities to ensure the safety of all essential employees. In addition, we supported our workforce with advice and guidance on protecting their own health and the health of their families and, in certain locations, provided onsite COVID-19 testing and COVID-19 vaccination clinics. We will continue to prioritize the health and safety of our employees during the remainder of the COVID-19 pandemic and thereafter.

Corporate Culture and Employee Engagement

We are committed to fostering a corporate culture that encourages and seeks the betterment of the Company and the communities in which we conduct business. We strive to foster a sense of community and well-being that encourages our employees to focus on both their and the Company’s long-term success. We realize that continuous engagement with our employees in a transparent, collaborative manner that builds trust is vital to driving successful outcomes. Executive management regularly conducts town hall-style meetings with employees to address business operations, strategy, market conditions and other topics. This format encourages open dialogue and provides employees with an opportunity to ask questions and voice opinions and ideas.

We offer, among other things, competitive and balanced compensation programs commensurate with those of our peers and competitors, including, but not limited to, well-rounded healthcare, prescription drug and disability insurance benefits for our employees and their families, a 401(k) plan for our U.S.-based employees and similar retirement savings programs for certain of our non-U.S.-based employees with a matching contribution by the Company and an employee stock purchase plan. We provide competitive paid time-off benefits, a parental leave program following the birth, adoption or fostering of a child and an employee assistance plan that provides professional support, access to special programs and certain resources to our employees experiencing personal-, work-, financial- or family-related issues.

We are passionate about developing and growing our talent. We devote substantial efforts to retaining, motivating and supporting our employees by providing tuition and professional development reimbursement and opportunities for internal growth and career advancement. Performance reviews are conducted at least annually for all employees, during which employees and managers address goals and discuss development opportunities, strengths and weaknesses. We have also historically maintained an internship program that supports the professional development of interns and our employees. Our compensation policies recognize and reward individual and collective contributions to our growth and success.

We recognize and respect the freedom of employees to exercise their lawful rights, free association and collective bargaining. Certain of our employees working outside of the United States are represented by works councils. We value the relationships that we have with not only those employees but their representation as well.

Employee Health and Safety

We employ more than 1,100 people worldwide and strive to provide each employee with a safe and healthy work environment. We have health and safety team members to support compliance requirements and also promote and encourage employees to maintain healthy and safe lifestyles. Our goal is to reduce the potential for injury or illness by maintaining safe working conditions, such as providing proper tools and training to all employees. Additionally, we offer resources to our employees to encourage healthy habits, such as health coaches, wellness incentives and a diabetes prevention program.

Diversity, Equity, Inclusion and Belonging

We continue to create a culture of diversity, equity, inclusion and belonging (“DEI&B”) in the workplace in order to promote and effect change at the corporate and community levels. We support fostering a work environment where everyone has equal opportunities to learn and grow. Our DEI&B efforts are guided by the following principles: (i) diversity is the representation of different people in an organization; (ii) equity is ensuring that everyone has fair, just and equal opportunities at work; (iii) inclusion is ensuring that everyone has an equal opportunity to contribute to and influence every part and level of a workplace; and (iv) belonging is ensuring that everyone feels safe and welcome at work.

In addition, we seek to continuously reinforce our commitment to DEI&B through our policies, learning and development programs and opportunities, ongoing training and internal reporting mechanisms. For example, all of our employees are required to acknowledge receipt of the Company's Code of Business Conduct and Ethics (the “Code of Conduct”) upon commencing employment and on an annual basis thereafter. The Code of Conduct sets out basic principles, guidelines and prohibitions to guide all employees, including with respect to equal employment opportunity, non-discrimination, anti-harassment, reporting suspected violations of the Code of Conduct and/or law and prohibitions on retaliation for complying with the Code of Conduct.

Environmental Stewardship; Climate

Our commitment to conducting our business in an environmentally responsible and sustainable manner is aimed at protecting the environment, with a particular emphasis on energy and water usage and environmental quality, while providing an atmosphere for continuous business growth and development. We believe that protecting the environment enhances our ability to provide competitive and profitable products and services. We also plan to seek to develop ways to reduce our climate footprint and work with our supply chain to help and encourage others to further reduce their climate footprints.

For instance, at our Lowell, Massachusetts corporate headquarters, we promote environmental and energy efficiency awareness and encourage practices such as powering down office equipment at the end of the day, water and material conservation and recycling paper waste. We also have minimized our corporate travel requirements through the use of virtual meeting technology, reduced our number of printers and copiers by switching to electronic media and reduced waste streams from our corporate cafeteria. In addition, our Lowell, Massachusetts headquarters building, which was constructed in 2018, includes, among other things, motion sensor lighting, motion sensor and low flow water faucets and refillable water stations, electric vehicle charging stations and energy efficient equipment upgrades. In fiscal year 2020, we entered into an agreement with a third party energy service provider to establish one of its “Microgrid-as-a-Service” systems (a self-contained combined heating and cooling power plant) at our Lowell, Massachusetts fabrication facility, which we expect to go online during fiscal year 2022. This will help us to meet sustainability targets, improve energy efficiencies and achieve energy resilience at that facility and is expected to reduce our carbon emissions by up to 1,869 metric tons per year.

Community Service and Philanthropy

We take an active role in supporting the communities in which we operate by partnering with organizations to administer charitable contributions, provide community service and organize the donation of goods to assist local families and individuals in need. For instance, our charitable giving program further promotes community-level involvement through our donation of up to 5,000 annual company-funded, employee volunteer hours on approved charitable activities. We believe that our dedication to being a responsible corporate citizen has a direct and positive impact in the communities in which we operate and contributes to the strength of our reputation and our financial performance.

PROPOSAL 1: ELECTION OF DIRECTOR

Board Composition
As of January 14, 2022, the board of directors was composed of eight members, divided into three classes as follows:

•Class I directors: Peter Chung, Geoffrey Ribar and Gil VanLunsen, whose current terms will expire at this Annual Meeting;
•Class II directors: Charles Bland, Stephen Daly and Susan Ocampo, whose current terms will expire at our annual meeting of stockholders to be held in 2023; and
•Class III director: John Ocampo and John Ritchie, whose current terms will expire at our annual meeting of stockholders to be held in 2024.
If elected at the Annual Meeting, Messrs. Chung, Ribar and VanLunsen will serve until the 2025 Annual Meeting of Stockholders, until their respective successor is duly elected and qualified or until their earlier death, resignation or removal. Proxies will be voted in favor of Messrs. Chung, Ribar and VanLunsen unless the stockholder indicates otherwise on the proxy. Messrs. Chung, Ribar and VanLunsen have consented to being named as a nominee in this Proxy Statement and have agreed to serve if elected. The board of directors expects that Messrs. Chung, Ribar and VanLunsen will be able to serve, but if they become unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.
The Board of Directors Recommends a Vote “FOR”
the Class I Director Nominees.
Director Biographies
Below sets forth information concerning members of our board of directors as of January 14, 2022.
Class I Director Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Name	Age	Class	Biography
Peter Chung	54	I	Mr. Chung has served as a director since December 2010. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director and the chairman of the compensation committee of A10 Networks, Inc., a provider of application networking technologies. Mr. Chung has also served as a director of numerous other public companies, including, most recently, Acacia Communications, Inc. (“Acacia”), a provider of high-speed coherent optical interconnect products from April 2013 to March 2021 when it was acquired by Cisco Systems, Inc. (“Cisco”), Ubiquiti Inc. ("Ubiquiti"), a developer of networking technology for service providers and enterprises, from March 2010 to October 2013, NightHawk Radiology Holdings, Inc. (“NightHawk”), a provider of teleradiology services, from March 2004 to December 2010, SeaBright Holdings, Inc., a provider of multijurisdictional workers' compensation insurance and general liability insurance, from October 2003 to May 2010, and Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets, from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications technology and semiconductor industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.

Geoffrey Ribar	63	I	Mr. Ribar has served as a director since March 2017. Mr. Ribar currently serves as a director of Everspin Technologies, Inc., a developer and manufacturer of discrete and embedded Magnetoresistive RAM (MRAM) and Spin-transfer Torque MRAM (STT-MRAM) technologies, and served as a director of Aquantia Corp., a provider of high-speed communications integrated circuits for Ethernet connectivity, from September 2017 until its acquisition by Marvell Technology in September 2019. Mr. Ribar served as Senior Vice President and Chief Financial Officer of Cadence Design Systems, Inc. (“Cadence”), a provider of system design tools, software, intellectual property and services, from November 2010 to September 2017, and acted as a senior advisor to Cadence until his retirement in March 2018. Previously, he served as Chief Financial Officer for a number of semiconductor companies, including Telegent Systems, Inc., SiRF Technology, Inc., Asyst Technology, Inc., Matrix Semiconductor, Inc. and Nvidia Corporation. He received his B.S. degree in chemistry, and an M.B.A. from the University of Michigan. Mr. Ribar provides our board of directors with financial and accounting expertise based on his experience as a chief financial officer, as well as semiconductor industry expertise in areas ranging from global finance and mergers and acquisitions to investor relations.

Gil VanLunsen	79	I
Mr. VanLunsen has served as a director since August 2010. Prior to his retirement in June 2000, Mr. VanLunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. VanLunsen held various positions of increasing responsibility with KPMG LLP and was elected partner in 1977. Mr. VanLunsen served as a member of the board of directors of Array Biopharma Inc., a biopharmaceutical company from 2002 until its sale to Pfizer Inc. in July 2019 and was the audit committee chairman from 2002 until 2018. He also served as a director and the chairman of the audit committee of ONEOK Partners, L.P., a natural gas gathering, processing, storage and transportation provider and its predecessor entities from 2005 until his retirement in 2015. Previously, Mr. VanLunsen served as a director of Sirenza and was chairman of its audit committee from October 2003 through its sale to RFMD in November 2007. Mr. VanLunsen received a B.S./B.A. in accounting from the University of Denver. Mr. VanLunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP and the audit committee chairman at other public companies in our industry and others, provides valuable leadership and insights to our board of directors on accounting, financial and governance matters. Having served as a director of Sirenza, Mr. VanLunsen has also developed strong domain knowledge of the operational and financial issues facing our Company and our industry.

Directors Not Standing for Election at the Annual Meeting

Name	Age	Class	Biography
Charles Bland	73	II	Mr. Bland has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and was employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer through May 2013. Mr. Bland previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland served as a director and as the chairman of the audit committee of NightHawk, a provider of teleradiology services. During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza, from July 2005 through its sale to RFMD in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland received his B.S. in Accounting and Finance from The Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring a broad and diverse perspective to our board of directors. His prior Chief Financial Officer and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.

Stephen Daly	56	II
Mr. Daly has served as our President and Chief Executive Officer since May 2019 and has served as a director since March 2015. From January 2004 through March 2013, Mr. Daly served as the President of Hittite Microwave Corporation (“Hittite”), a provider of analog and mixed signal integrated circuits, modules and subsystems for commercial and military RF, microwave and millimeterwave applications. Mr. Daly also served as Hittite’s Chief Executive Officer from December 2004 through March 2013. He served as a member of Hittite’s board of directors from January 2004 through May 2013, and as its chairman from December 2005 through March 2013. From 1996 to 2004 he was employed in other application engineering, marketing and sales roles at Hittite. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. Mr. Daly’s leadership and management of our day-to-day operations and strategic direction, combined with his past leadership experience in our industry, make him a vital member of our board of directors.

John Ocampo	62	III
Mr. Ocampo has served as a director and as the Chairman of the board of directors since our inception in March 2009. Mr. Ocampo has also served as President of GaAs Labs, LLC (“GaAs Labs”), a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mr. Ocampo co-founded Sirenza, served as a director of Sirenza from its inception in 1984 through its sale to RFMD in November 2007, and served in a number of senior executive roles throughout that period, most recently as its Chairman from December 1998 through November 2007. Mr. Ocampo also served as a director of RFMD from November 2007 to November 2008. From October 2010 to October 2013, Mr. Ocampo served as a director of Ubiquiti. Mr. Ocampo also serves as a director of various privately-held companies. Mr. Ocampo holds a B.S.E.E. from Santa Clara University. Mr. Ocampo’s strategic vision, developed over more than 30 years successfully leading public and private companies in the RF semiconductor and component industry, is a unique asset to our board of directors. His engineering background and extensive knowledge of our operations, markets and technology provides our board of directors with important insights. We also believe that having our largest stockholder (together with Mrs. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

Name	Age	Class	Biography
Susan Ocampo	63	II
Mrs. Ocampo has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. She has also served as Vice President, Secretary and Treasurer of GaAs Labs, since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza in 1984. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest stockholder (together with Mr. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

John Ritchie	56	III
Mr. Ritchie has served as a director since March 2021. Mr. Ritchie is currently the Chief Financial Officer of Side Inc., a privately-held real estate technology company. From October 2020 through August 2021, he served as Chief Financial Officer of A Cloud Guru (“ACG”), a privately-held cloud-based technology skills development company. ACG was acquired by Pluralsight Inc. in July 2021. Prior to this, he served as the Senior Vice President, Chief Financial Officer of Aerohive Networks, Inc. (“Aerohive Networks”), a computer networking equipment company, from August 2015 through August 2019, and as Chief Operating Officer from February 2017 through August 2019. Aerohive Networks was acquired by Extreme Networks, Inc. in August 2019. From April 2013 to April 2015, Mr. Ritchie served as Chief Financial Officer of Telerik AD, a software development tools company. Prior to that, from May 2010 to March 2013, Mr. Ritchie was Chief Financial Officer of Ubiquiti. Previously, Mr. Ritchie held several executive positions, in each case most recently as Chief Financial Officer, at Electronics For Imaging, Inc., a provider of products, technology and services enabling analog to digital imaging transformation, and Splash Technology Holdings, Inc., which develops, produces, and markets color servers. Mr. Ritchie also served as a member of the board of directors, and as Chair of the audit committee of Acacia, from April 2015 until March 1, 2021 when it was acquired by Cisco. Mr. Ritchie also serves as a director of a privately-held company. Mr. Ritchie holds a B.S. in business administration from San Jose State University. Mr. Ritchie’s extensive executive experience and experience on public and private company boards of directors allow him to bring a broad and diverse perspective to our board of directors. In addition, Mr. Ritchie’s prior Chief Financial Officer and audit committee chair experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.

There are no family relationships among any of our directors or executive officers, other than Mr. Ocampo, the Chairman of the board of directors, and Mrs. Ocampo, a director, who are married to each other.
As a group, our board of directors possess a broad range of experience and skills including:

Corporate Governance
100%
Financial Expertise
63%
International Business
100%
Other Technology Industry
100%
Public Company Board Experience
100%
Semiconductor Industry
88%
Senior Leadership
100%
Regulatory, Legal or Risk Management
75%

CORPORATE GOVERNANCE

Board of Directors
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written or electronic consent from time to time. During fiscal year 2021, including telephonic meetings, our board of directors held seven meetings, the audit committee held nine meetings, the compensation committee held six meetings and the nominating and governance committee held six meetings. From time to time during fiscal year 2021, our directors who are “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market (“Nasdaq”) also met separately in executive sessions at which only independent directors were present.
During fiscal year 2021, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which they served. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. Four of our directors attended our 2021 annual meeting of stockholders held in March 2021.
Director Independence

Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors during fiscal year 2021. Based on information requested from and provided by each director concerning their background, employment and affiliates, our board of directors has determined that Messrs. Bland, Chung, Ribar, Ritchie and VanLunsen qualify as “independent” according to the rules and regulations of the SEC and the Nasdaq listing requirements and rules. As of January 14, 2022, according to the rules and regulations of the SEC and the listing requirements and rules of Nasdaq, Mr. Daly is not independent because he is one of our executive officers, Mr. Ocampo is not independent because he was one of our executive officers within the past three years, and Mrs. Ocampo is not independent because she is the spouse of a former executive officer within the past three years.
The listing requirements and rules of Nasdaq require that, subject to certain exemptions, the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors, that the compensation committee be comprised of at least two independent directors, and that the audit committee be comprised of at least three independent directors. As of January 14, 2022, the composition of our board of directors and its committees satisfied all such requirements.
Board Leadership Structure
While our board of directors does not currently have a policy as to whether the offices of Chairman of the board of directors and Chief Executive Officer should be separate, Mr. Ocampo currently serves as Chairman of the board of directors and Mr. Daly serves as our Chief Executive Officer. Our board of directors believes that maintaining the flexibility to make this determination allows it to ensure that the Company maintains a leadership structure that is, at any given time, the most appropriate for our Company and, as a result, our stockholders. The board of directors believes that its current leadership structure, with Mr. Ocampo serving as Chairman of the board of directors and Mr. Daly serving as Chief Executive Officer, is appropriate because it enables the board of directors as a whole to engage in oversight of management, promote communication between management and the board of directors and oversee governance matters and risk management activities, while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Ocampo and Daly as a result of their extensive experience in the semiconductor industry.
Risk Oversight
The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems, including risks associated with information security and technology (including cybersecurity). The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The compensation committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members, and ESG-related matters. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate their respective risk oversight roles.
Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers, employees and consultants from entering into certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds because such transactions allow an individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.

Director Overboarding Guidelines

Effective January 6, 2022, the board of directors instituted guidelines to limit the number of public company boards that our directors participated on (including our board) to no more than three for audit committee members and those in chief executive officer or equivalent positions or four for those directors who do not fall into one or more of the foregoing categories, without prior approval from the board of directors.

Director Retirement Guidelines

Effective January 6, 2022, the board of directors adopted a retirement policy for our directors whereby any director who reaches the age of 78 must tender their resignation to be effective at the end of the end of their then current term. Any director age 78 or older at the time of passage of this policy is not subject to the retirement policy.
Board Committees
The board of directors currently has the following standing committees: audit, compensation and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which may be accessed on the Investor Relations section of our website at http://ir.macom.com/governance-documents. A summary of the duties and responsibilities of each committee is set forth below.
Audit Committee
Our audit committee consists of Messrs. Ribar, Ritchie and VanLunsen, with Mr. Ribar serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of our financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; reviews our information security and technology risks (including cybersecurity), including our information security and risk management programs; and reviews related person transactions that are required to be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of Messrs. Ribar, Ritchie and VanLunsen is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.
Compensation Committee
Our compensation committee consists of Messrs. Chung, Ribar, Ritchie and VanLunsen, with Mr. Chung serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers and our board of directors. The compensation committee is also responsible for overseeing our equity compensation and other employee benefit plans, and for reviewing our Compensation Discussion and Analysis. In addition, the compensation committee oversees our submissions to stockholders on executive compensation matters, including stockholder advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans and engagement with proxy advisory firms and other stockholder groups on executive compensation matters. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC and Nasdaq. Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to one or more senior executive officers the authority to make grants of equity-based compensation to eligible non-officer employees, subject to compliance with applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer compensation please refer to the section entitled, “Named Executive Officer Compensation, Compensation Discussion and Analysis – How We Set Executive Compensation.”

In connection with setting our fiscal year 2021 executive compensation, our compensation committee did not engage a compensation consultant, but did review certain survey data and analyses and other benchmarking materials regarding executive and non-employee director compensation. Our compensation committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as our compensation consultant at the end of fiscal year 2021 to advise on our fiscal year 2022 executive compensation, and continues to engage with Pearl Meyer as our compensation consultant during fiscal year 2022. In connection with its engagement, Pearl Meyer supported the compensation committee by, among other things, reviewing and recalibrating our peer group of comparable companies, performing benchmarking analysis covering the compensation of our executive officers and advising on compensation plan design structure given stockholder feedback.
Nominating and Governance Committee
Our nominating and governance committee consists of Messrs. Bland, Chung and VanLunsen, with Mr. Bland serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, receiving and reviewing nominations for such qualified individuals, making recommendations regarding candidates to serve on our board of directors, overseeing evaluations of the board of directors and its committees and exercising oversight concerning the Company’s ESG matters. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise, diversity and characteristics. In addition, the nominating and governance committee is responsible for making recommendations concerning governance matters. The nominating and governance committee is also responsible for reviewing and making recommendations concerning the structure and function of the committees of our board of directors, after consultation with the applicable committee chairs, and for reviewing any stockholder proposals relating to governance matters and our response to such proposals. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable Nasdaq listing rules.
Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.
The nominating and governance committee may rely on recommendations from a number of sources when identifying potential director candidates, including recommendations from current directors and officers. The committee may hire outside consultants, search firms or other advisors to assist in identifying director candidates.
When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and strategic, business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.
Board Diversity Matrix

We believe that, as a global company serving a wide variety of markets across multiple geographies, embracing and cultivating diversity is an essential part of serving our customers and increasing stockholder value. Our goal is to reflect our commitment to diversity in the leadership of MACOM, including on the board of directors.

The following diversity statistics are reported in the standardized Nasdaq disclosure matrix for our board of directors.

Board Diversity Matrix (as of December 31, 2021)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Demographic Background Undisclosed	—

DIRECTOR COMPENSATION
2021 Director Compensation
The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2021. As an employee director, Mr. Daly did not receive any additional compensation for his services as a director during fiscal year 2021. The compensation Mr. Daly earned for his service as our President and Chief Executive Officer during fiscal year 2021 is set forth in the "2021 Summary Compensation Table" below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation	Total ($)
Charles Bland	61,861		129,954	(2)	—	191,815
Peter Chung	70,000		129,954	(2)	—	199,954
John Ocampo	100,000	(3)	—		—	100,000
Susan Ocampo	50,000		—		—	50,000
Geoffrey Ribar	77,500		129,954	(2)	—	207,454
John Ritchie (4)	54,792		276,000	(5)	—	330,792
Gil VanLunsen	72,500		129,954	(2)	—	202,454
(1)The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2021 to Messrs. Bland, Chung, Ribar and Ritchie and the restricted stock awards granted in fiscal year 2021 to Mr. VanLunsen, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 20 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 1, 2021. As of October 1, 2021, Messrs. Bland, Chung and Ribar each held unvested restricted stock units representing 2,093 shares of our common stock, Mr. Ritchie held unvested restricted stock unit awards representing 4,490 shares of our common stock and Mr. VanLunsen held unvested restricted stock awards representing 2,093 shares of our common stock.
(2)On March 5, 2021, we granted each of Messrs. Bland, Chung and Ribar an annual restricted stock unit award representing 2,093 shares of our common stock for their services as directors during fiscal year 2021. In lieu of a restricted stock unit award, Mr. VanLunsen elected to receive a restricted stock award representing 2,093 shares of our common stock for his service as a director during fiscal year 2021. Mr. and Mrs. Ocampo have not been granted any equity-based compensation from the Company in respect of their services as directors.
(3)Represents a pro-rata portion of the director fees due to Mr. Ocampo from April 25, 2021, when Mr. Ocampo became a non-employee director, through October 1, 2021.
(4)Mr. Ritchie commenced service as a member of the board of directors on March 8, 2021.
(5)On March 9, 2021, we granted Mr. Ritchie an initial restricted stock unit award representing 2,765 shares of our common stock that vests in three substantially equal annual installments beginning May 15, 2022 and an annual restricted stock unit award representing 1,725 shares of our common stock for his service as a director during fiscal year 2021.

Our non-employee directors are compensated under our non-employee director compensation policy, adopted by the board of directors in April 2021, which may be amended or updated from time to time, as described below. Our compensation program for our non-employee directors has two elements: cash compensation and equity-based compensation. With the goal of furthering the independence of the board of directors and following review of stockholder feedback, Mr. Ocampo became a non-employee director on April 25, 2021. Following this change, and in accordance with our non-employee director compensation program adopted in April 2021, both Mr. and Mrs. Ocampo received cash compensation for their service on the board of directors beginning on April 25, 2021 and will be eligible to receive equity compensation beginning in fiscal year 2022.
Cash Compensation. The cash component of our non-employee director compensation program is as follows:
•a $50,000 annual cash retainer for each non-employee director;
•an additional annual cash retainer of $10,000 for each member of the audit committee, $7,500 for each member of the compensation committee and $5,000 for each member of the nominating and governance committee, in each case, other than the chair of such committee;
•an additional annual cash retainer of $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $10,000 for the chair of the nominating and governance committee; and

•an additional annual cash retainer of $100,000 for the non-employee director chairperson of the board of directors.
These cash payments are calculated and paid in quarterly installments and are prorated for partial quarters of board or committee service. Non-employee directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible for coverage under our health care plans at their election.

Equity Compensation. For fiscal year 2021, other than Mr. and Mrs. Ocampo, non-employee directors were eligible to receive equity-based awards under the MACOM Technology Solutions Holdings, Inc. 2021 Omnibus Incentive Plan (our “2021 Omnibus Incentive Plan”). The equity component of our non-employee director compensation program is as follows:
•Each of our non-employee directors is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following the date of our annual meeting of stockholders representing a number of shares of common stock having a grant date fair market value of approximately $160,000 (increased in April 2021 for awards beginning in fiscal year 2022 from $130,000). This award vests in full on February 15 of the calendar year immediately following the calendar year of its grant, subject to the non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan. If a non-employee director first joins the board of directors after the annual grant for the calendar year of their appointment or election has been made, then they will be granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following their appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value equal to $160,000 (increased in April 2021 for awards beginning in fiscal year 2022 from $130,000) prorated based on the number of calendar days remaining in the calendar year following such appointment or election. This award vests in full on the first February 15 following its grant date, subject to the non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan.
•In addition to and not in lieu of the annual grant described above, when a non-employee director first joins the board of directors, they will be granted a one-time initial restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following their appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value of approximately $170,000. This award vests in three equal annual installments beginning on the date that is one year following the February 15, May 15, August 15 or November 15 that is soonest to follow the non-employee director’s date of appointment or election, in all cases subject to the non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan. Initial equity grants are not prorated for a non-employee director’s first partial year of service.
In accordance with our non-employee director compensation program as in effect at the time, on March 5, 2021 we granted each of Messrs. Bland, Chung and Ribar annual restricted stock units representing 2,093 shares of our common stock for his service as a director during fiscal year 2021, which will vest in full on February 15, 2022, subject to such non-employee director’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan. Mr. VanLunsen elected to receive a restricted stock award representing 2,093 shares of our common stock, subject to the same vesting terms as the restricted stock unit awards granted to the directors as outlined above. On March 9, 2021 we granted Mr. Ritchie an initial restricted stock unit award representing 2,765 shares of our common stock, which vests in three substantially equal annual installments beginning May 15, 2022 and an annual restricted stock unit award representing 1,725 shares of our common stock, which will vest in full on February 15, 2022, subject to Mr. Ritchie’s continued service through such date and the terms of our 2021 Omnibus Incentive Plan. Pursuant to our director compensation policy, the initial and annual non-employee director equity awards described above are granted automatically without the need for further action by our board of directors or the compensation committee.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of January 14, 2022:

Name	Age	Position
Stephen Daly	56	President and Chief Executive Officer
John Kober	52	Senior Vice President and Chief Financial Officer
Dr. Douglas Carlson	60	Senior Vice President, Technology
Robert Dennehy	48	Senior Vice President, Operations
Donghyun Thomas Hwang	58	Senior Vice President, Global Sales
Ambra Roth	40	Senior Vice President, General Counsel, Human Resources and Secretary
For biographical information for Mr. Daly, please refer to the section entitled “Proposal 1: Election of Directors.”
John Kober has served as our Senior Vice President and Chief Financial Officer since May 2019. Prior to that, Mr. Kober served as our Vice President, Finance, Corporate Controller since August 2015. Prior to joining MACOM, Mr. Kober served as Vice President, Corporate Controller and Treasurer at CIRCOR International Inc., a manufacturer of highly engineered products and sub-systems for applications in energy, industrial, aerospace, defense and other global markets from September 2005 to August 2015. Mr. Kober earned his B.S.B.A. in Accounting at the University of Rhode Island and his MBA in Finance from Seton Hall University.

Dr. Douglas Carlson has served as our Senior Vice President, Technology, since September 2019. From October 2017 through September 2019, he served as our Senior Vice President and General Manager, RF & Microwave, from August 2017 through September 2017, he served as our Senior Vice President, Technology, and from October 2016 through July 2017 he served as our Vice President, Technology Development. Prior to that, he held the position of Director of Aerospace and Defense Strategy since April 2013. From August 2012 to April 2013, he was Director, Aerospace and Defense Business Development, and from October 2010 to August 2012, he held the position of Chief Engineer. Before joining MACOM in 1990, he served on the research staffs of MIT and Bell Laboratories. Dr. Carlson holds a ScB in Electronic Materials from Brown University and a ScD in Electronic Materials from the Massachusetts Institute of Technology.

Robert Dennehy has served as our Senior Vice President, Operations, since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. He previously served as Managing Director of our Cork, Ireland subsidiary from 2006 to March 2011. Prior to that Mr. Dennehy served in product management and other roles of increasing responsibility with us. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

Donghyun Thomas Hwang has served as our Senior Vice President, Global Sales, since January 2015. From January 2002 through August 2014, Mr. Hwang held various sales positions at Hittite, including Vice President of Worldwide Sales from January 2010 to October 2013, Vice President of Asia-Pacific Sales from November 2013 to July 2014 and, following the acquisition of Hittite by ADI, Director of Asia-Pacific Sales from July 2014 to August 2014. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

Ambra Roth has served as our Senior Vice President, General Counsel, Human Resources and Secretary since October 2019. Prior to that, Ms. Roth served as Vice President, General Counsel and Secretary since May 2018, and in roles of increasing responsibility since joining MACOM in December 2013, including most recently as Associate General Counsel from April 2017 until May 2018. Prior to joining MACOM, Ms. Roth served as Associate General Counsel for Mindspeed Technologies, Inc., a provider of semiconductor networking solutions, which she joined in November 2007. Ms. Roth has over 15 years of in-house legal experience representing technology companies, having started her legal career at Vivendi Universal Games, Inc., a video games publisher and holdings company for Sierra Entertainment and Blizzard Entertainment. Ms. Roth holds a Bachelor of Arts in Political Science and French from Loyola Marymount University and a Juris Doctor from Loyola Law School.

NAMED EXECUTIVE OFFICER COMPENSATION,
COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
This compensation discussion and analysis provides information about our executive compensation programs for fiscal year 2021 as they relate to the following “named executive officers,” whose compensation is presented in the tables and accompanying narratives following this discussion:

•Stephen Daly, President and Chief Executive Officer

•John Kober, Senior Vice President and Chief Financial Officer

•Robert Dennehy, Senior Vice President, Operations

•Donghyun Thomas Hwang, Senior Vice President, Global Sales

•Ambra Roth, Senior Vice President, General Counsel, Human Resources and Secretary

Semiconductor Industry Considerations

The semiconductor industry, in which we operate, is highly competitive, cyclical and characterized by constant and rapid technological change, with evolving standards, short product lifecycles and significant fluctuations in supply and demand, all of which may have a material impact on our business and employee compensation, among other things. Downturns in the semiconductor industry may be prolonged and difficult or impossible to predict, and downturns in many sectors of the electronic systems industry have, in the past, contributed to extended periods of weak demand for semiconductor products. We have experienced decreases in our revenue, profitability, cash flows and stock price during such downturns in the past, and may be similarly harmed by future downturns, particularly if we are unable to effectively respond to reduced demand in a particular market. In addition, the competition for attracting and retaining qualified talent within our industry is fierce.

Our compensation programs take our industry dynamics into consideration with regard to how we establish such programs across the organization, including the programs for our executive officers and our broader employee base. For example, our executive compensation programs generally place a larger proportion of each executive’s compensation in performance-based equity elements and our short-term cash incentive program is structured to address the cyclical and highly competitive nature of the industry and environment in which we operate.
Objectives of Our Executive Compensation Programs
The compensation committee of our board of directors oversees the compensation programs covering our executive officers, including our named executive officers, under its authority as delegated by our board of directors. These compensation programs are designed to:

•attract and retain the best executive talent;

•motivate our executives to achieve our financial and business goals; and

•align our executives’ interests with those of our stockholders to drive increased stockholder value.

To achieve these goals, we structure our executive compensation programs to provide a competitive level of total compensation and create a strong connection between our financial and business results by linking a significant portion of each executive’s compensation to the achievement of specific performance goals that we expect will increase stockholder value. The key elements of the performance-based compensation provided to our named executive officers in fiscal year 2021 were our equity program, which included performance-based restricted stock units and our cash incentive programs, each as described below.
How We Set Executive Compensation
The compensation program in effect for our named executive officers for fiscal year 2021 reflects a combination of individually negotiated compensation arrangements that we have entered into with certain of our named executive officers, as described below, and a total compensation program for our executive officers developed in prior periods by our compensation committee and further refined by it in fiscal year 2021 as described in more detail below. Our compensation committee annually reviews and periodically adjusts the total compensation payable to our named executive officers based on the information and factors discussed below and recommendations made by our Chief Executive Officer (other than with respect to his own compensation) from time to time.
During fiscal year 2021, our compensation committee used industry total compensation data previously compiled in fiscal year 2018 by Radford Consulting (“Radford”), our former compensation consultant, and industry proxy statement data as a reference in evaluating and refining our executive compensation programs. More specifically, during fiscal year 2021, our compensation committee reviewed the compensation data previously compiled by Radford from companies with $200 million to $2.0 billion in annual revenue and proxy statement data gathered from a “peer group” of companies that we considered similar to us in terms of business lines or in terms of potential competition for executive talent: CMC Materials, Inc., Cirrus Logic Inc., Cypress Semiconductor Corporation, Diodes Incorporated, Entegris, Inc., Inphi Corporation, Integrated Device Technology, Inc., IPG Photonics Corporation, MaxLinear, Inc., MKS Instruments, Inc., Monolithic Power Systems, Inc., Power Integrations Inc., Rambus Inc., Semtech Corporation, Silicon Laboratories Inc., Teradyne Inc. and Xperi Holding Corporation.

As noted elsewhere in this Proxy Statement, while our compensation committee did not engage a compensation consultant to advise on fiscal year 2021 compensation, it did engage Pearl Meyer as our compensation consultant at the end of fiscal year 2021 to advise on fiscal year 2022 compensation and continues to engage with Pearl Meyer as our compensation consultant during fiscal year 2022.

In connection with its ongoing discussions with Pearl Meyer, our compensation committee amended the above peer group at the beginning of fiscal year 2022 to include companies in the semiconductor, electric components, communications equipment and electronic manufacturing industries. The compensation committee’s assessment of potential peers included whether the companies are direct market share competitors, broader competitors for employee talent and industry comparators, as well as the frequency the comparators were used as a peer compensation benchmarks among other companies in the peer group. Potential peers were also assessed based on their relative size, including trailing quarterly and annual revenue as well as market capitalization as of December 31, 2020 and October 6, 2021, relative gross margins and research and development (“R&D”) expense and their market capitalization to revenue ratio, recognizing that there are a limited number of direct market share comparators of similar size to us. The revenue range of the selected companies varied between $100 million and $4.5 billion, and market capitalization (as of December 31, 2020) varied between $1.5 billion and $20 billion. Our relative positioning was at the 21st percentile of revenue and the 29th percentile of market capitalization. Selected peers consisted of the following companies: II-IV, Inc., Allegro MicroSystems, Inc., Belden Inc., Diodes, Inc., IPG Photonics Corp., Lattice Semiconductor Corp., Lumentum Holdings, Inc., MaxLinear, Inc., Monolithic Power Systems, Inc., Power Integrations, Inc., Qorvo, Inc., Semtech Corp., Silicon Laboratories, Inc. and Wolfspeed, Inc.
Using such industry total compensation and proxy statement data, as well as subjective factors, such as the relative importance we place on each role within the Company, review of the factors utilized by peer group members in setting equity compensation practices, internal pay equity and other factors, our compensation committee in fiscal year 2021 determined to apply the previously established total compensation “targets” for each of our executive officer positions. Our compensation committee then developed a total compensation program, primarily consisting of base salary, short-term cash incentives and long-term equity incentives, as discussed in further detail below, designed to provide each executive officer with the opportunity to realize targeted total compensation while furthering the objectives of our executive compensation programs described above. Our executive compensation programs have generally been carried forward through fiscal year 2021 but refined from time to time based on our compensation committee’s review of the industry total compensation, proxy statement data and subjective factors described above, with adjustments as noted in “Elements of Compensation” below. We did not specifically benchmark the total compensation or individual components of compensation for our named executive officers in fiscal year 2021. Based on our review of the data described above, we believe that the total compensation provided to our named executive officers in fiscal year 2021 was generally below market median to market median overall assuming achievement of our target performance goals applicable to the short-term cash incentives and long-term equity incentives granted to such named executive officers in fiscal year 2021 (discussed in more detail below), and market median to above market median overall assuming achievement of our maximum performance goals.

Fiscal Year 2021 Stockholder Outreach Initiative

The board of directors values the opinions of our stockholders in matters related to corporate governance, executive compensation and other matters. We have conducted extensive investor outreach throughout the year involving members of senior management and investor relations. This outreach focused on better understanding the concerns and perspectives of our stockholders.

The compensation committee considers, in addition to other factors, the outcome of our say-on-pay vote in determining the structure of our executive compensation program and making future compensation decisions. At our 2021 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers by 62.51% of the shares voted. While this was an improvement over the previous year, it was still below the level the board of directors desired. In response, members of our compensation committee and our management team led an extensive stockholder outreach initiative from September 2021 to November 2021 focused on understanding the perspectives and concerns of our stockholders, including those who did not support our most recent say-on-pay vote. The compensation committee then made design changes to our fiscal year 2022 program in response to the stockholder feedback we received.

Fiscal Year 2021 Stockholder Outreach At-A-Glance (September 2021 – November 2021)

Annual Meeting:
- Analyze Voting Results
-Identify potential developments or enhancements in governance, executive compensation and other matters
Stockholder outreach:
- Directors and Management, excluding CEO, meet with stockholders to provide insight into current policies and solicit views on governance, executive compensation and other matters
Report to Committees and Board:
- Review stockholder input and feedback
- Provide reports to the board of directors and committees
Approve and Implement:
-Evaluate and determine appropriate responses and enhancements, if needed
- Implement approved changes, if any

•Entire process overseen by our management team, and compensation committee members were available upon request
•Reached out to top 35 non-insider stockholders representing over 80% of non-insider ownership, including many who voted against say-on-pay, to listen to stockholders and receive their feedback on our executive compensation program, and held discussions with stockholders representing over 37% of non-insider ownership
•A compensation committee member joined two calls in calendar year 2021 and management participants did not include our Chief Executive Officer
•Stockholders provided feedback on executive compensation program in addition to other areas such as ESG factors
•Management reported detailed feedback from each discussion to the compensation committee and nominating and governance committee, as applicable, for their review and consideration

In addition to the September to November 2021 outreach program noted above, we also engaged with stockholders in early calendar year 2021 prior to our 2021 annual meeting. Including these additional stockholders in disclosure of our outreach efforts brings total stockholder engagement to over 55% of non-insider ownership.

What We Heard and How We Responded

We heard a range of different perspectives on our executive compensation program from stockholders during our fiscal year 2021 outreach, all of which were considered by the compensation committee. We received positive feedback about the overall program and support for our management team and their performance since our executive management transition in May 2019. Additionally, many of our larger stockholders agreed with the compensation committee on the importance of having a stable senior leadership team with the knowledge and expertise to achieve our financial and business goals.

However, we also heard some common feedback about specific aspects of our executive compensation program’s design, discussed below, as well as comments cautioning us against overcomplicating our program or introducing too many changes. Based on this feedback, as well as reviewing policies and reports of certain proxy advisors, including Institutional Shareholder

Services Inc. and Glass, Lewis & Co., the compensation committee examined ways to improve our program without compromising its strengths, including its focus on our core business goals, promoting stability and driving performance, as well as its overall emphasis on long-term performance incentives. As a result, we made some important modifications to our programs, summarized below, and updated our disclosures in several key areas.

What We Heard	How We Responded
Performance periods and performance metrics in award programs
For fiscal year 2022, we changed the emphasis of our performance-based long-term incentive awards by adding a new relative total stockholder return (“rTSR”) metric to supplement the current focus on financial results. The rTSR restricted stock unit awards are measured using a three-year measurement cycle (beginning October 2, 2021 and ending September 27, 2024). The addition of the rTSR will increase the emphasis on long-term stock performance, diversify the metrics used in our executive compensation program, and add a relative performance metric. Our board of directors believes that continuing our practices with respect to performance periods utilized in our non-GAAP Adjusted EPS (“Adjusted EPS”) performance-based awards are consistent with our peers using financial objectives and industry norms for cycle industries and motivate management to generate superior long-term returns for stockholders. In addition, the board of directors feels the program appropriately incentivizes, rewards, and aligns pay with performance. The board of directors will continue to evaluate the compensation program to ensure it achieves the objectives discussed above.

Some stockholders indicated they had a preference for additional metrics in the award programs and 3-year performance periods.
Stock ownership guidelines	We established stock ownership guidelines for executive officers effective December 21, 2021.
Stockholders indicated that they would like to see stock ownership guidelines implemented to further align the interests of our executive officers with those of our stockholders.
Excise tax gross-ups and single-trigger change in control benefits
Under our Change in Control Plan, effective January 1, 2022, change in control agreements entered into between the Company and newly eligible employees will no longer provide for excess parachute payment tax gross-up provisions. Under our Change in Control Plan, cash severance and acceleration of time-based equity awards continue to be double-trigger. While the Change in Control Plan provides for deemed achievement of performance metrics applicable performance-based equity awards upon a change in control, those awards continue to be subject to any applicable time-based vesting requirements, with potential double-trigger acceleration. In addition, in fiscal year 2021, our board of directors adopted, and our stockholders approved, our 2021 Omnibus Incentive Plan. Following stockholder approval of our 2021 Omnibus Incentive Plan, no new grants have been made or will be made under the MACOM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan, as amended (our “2012 Omnibus Incentive Plan”). In designing the 2021 Omnibus Incentive Plan, our board directors determined that, unlike the 2012 Omnibus Incentive Plan, the 2021 Omnibus Incentive Plan would not provide for automatic single-trigger vesting of any awards upon a change in control or other corporate transaction.

Stockholders indicated that they would like MACOM to eliminate existing excise tax gross- ups relating to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) in our Change in Control Plan, as well as single-trigger equity change in control benefits.

What We Heard	How We Responded
Compensation Discussion and Analysis enhancement	In the spirit of continuous improvement, the management team and the compensation committee have reviewed with our board of directors the key takeaways from investor outreach meetings with our stockholders with the goal of continuing to evolve the components of our executive compensation program to best align executive compensation with our, and our stockholders’, needs. Our dialogue has led to enhancements to our practices and disclosure, which our board of directors believes are in our, and our stockholders’, best interests.
Stockholders expressed that they would like to see the enhancement of disclosure regarding components of our executive compensation program.
One-time awards	As a matter of general practice, we do not issue one-time awards to our executive officers. In fiscal year 2020, we did issue one-time awards in connection with our executive management transition in May 2019. However, we did not issue any one-time executive officer awards in fiscal year 2021. Further, in the event the compensation committee felt it was in our stockholders’ best interest to award special one-time awards, the compensation committee would consider the feedback from stockholders as part of that process.
Stockholders discouraged use of one-time awards.
Director Independence	In March 2021 John Ritchie joined the board of directors as an additional independent director. In April 2021, Mr. Ocampo ceased to be an employee director. In addition, our board of directors will continue to consider the addition of another independent director in the future.
Some stockholders expressed that they would like to see the addition of further independent directors to our board of directors.
Director Overboarding Guidelines
Effective January 6, 2022, the board of directors instituted guidelines to limit the number of public company boards that our directors participate on (including our board) to no more than three for audit committee members and those in chief executive officer or equivalent positions or four for those directors who do not fall into one or more of the foregoing categories, without prior approval from the board of directors.

Some stockholders expressed that they would like to see limits placed on the number of public company boards that our directors participate on.
Director Retirement Guidelines	Effective January 6, 2022, the board of directors adopted a retirement policy for our directors whereby any director who reaches the age of 78 must tender their resignation to be effective at the end of the end of their then current term. Any director age 78 or older at the time of passage of this policy is not subject to the retirement policy.
Some stockholders expressed that they would like to see retirement limits set for our board of directors.
Stockholder engagement and responsiveness
During calendar year 2021, we participated in discussions with stockholders representing over 55% of our non-insider ownership. As a result of those discussions and the feedback we received from our stockholders, we made the changes to our executive compensation programs, and the additional policies and procedures described above. In addition, the management team, the compensation committee and the board of directors, are committed to continuing to engage with our stockholders on an ongoing basis.

Some stockholders encouraged us to provide robust disclosure around our engagement efforts including the feedback we received and how we responded. Stockholders also indicated they appreciated our outreach in 2021 and would appreciate continued engagement in the future.

In making these changes, the compensation committee focused on designing our fiscal year 2022 updated executive compensation program in a way that reflects stockholder concerns and strengthens our ability to drive the execution of our financial and business goals over the long term.
Elements of Executive Compensation

Our compensation programs for our named executive officers primarily consist of the following elements:

•base salary and benefits;

•short-term cash incentives; and
•long-term equity incentives.

Base Salary

The base salary for each of our named executive officers for fiscal year 2021 was determined by our compensation committee and is intended to reflect each executive’s relative level of experience and responsibility.

In fiscal year 2021, the compensation committee approved a 7.6% annual base salary increase for Mr. Kober, a 2.6% annual base salary increase for Mr. Dennehy, and a 9.9% annual base salary increase for each of Mr. Hwang and Ms. Roth, in each case based on standard merit increases and taking into account the continued desire to align our executive officers’ compensation with our industry peers. In determining these base salary increases, our compensation committee considered the industry total compensation and proxy statement data discussed above, as well as other market data. Based on such considerations, our compensation committee determined that such base salary increases were appropriate to maintain competitive levels of base salary for each of these individuals.

The following table shows the annual base salaries for each of our named executive officers as of the end of fiscal year 2021.

	Annual Base Salary
Name	Fiscal Year 2020	Fiscal Year 2021	Percentage Change
Stephen Daly	$675,000	$675,000	—%
President and Chief Executive Officer
John Kober	$395,000	$425,000	7.6%
Senior Vice President and Chief Financial Officer
Robert Dennehy	$380,000	$390,000	2.6%
Senior Vice President, Operations
Donghyun Thomas Hwang	$355,000	$390,000	9.9%
Senior Vice President, Global Sales
Ambra Roth	$355,000	$390,000	9.9%
Senior Vice President, General Counsel, Human Resources and Secretary

Short-Term Cash Incentives

Our compensation committee determined the annual target cash incentive opportunities for each of our named executive officers for fiscal year 2021 based on its business judgment regarding the appropriate level of incentive opportunities to motivate and retain these executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this business judgment, the compensation committee considered each named executive officer’s historical level of incentive opportunities, base salary and level of incentive opportunities relative to those of our other named executive officers and the industry total compensation and proxy statement data discussed above. Based on these considerations, our compensation committee approved the annual target cash incentive opportunities (as a percentage of base salary) for all of our named executive officers for fiscal year 2021 at the same levels previously set for fiscal 2020. The incentive opportunity for our named executive officers was also subject to potential discretionary increase or reduction based on individual performance during the period. The following table shows the target annual cash incentive opportunity of each of our named executive officers eligible to receive a bonus for fiscal year 2021 depending on achievement against applicable performance metrics, expressed as a percentage of each executive’s annual base salary.

Name	Fiscal Year 2021 Target Cash Incentive Opportunity (% of Base Salary)
Stephen Daly	100%
President and Chief Executive Officer
John Kober	75%
Senior Vice President and Chief Financial Officer
Robert Dennehy	50%
Senior Vice President, Operations
Donghyun Thomas Hwang	50%
Senior Vice President, Global Sales
Ambra Roth	50%
Senior Vice President, General Counsel, Human Resources and Secretary

As discussed above, the semiconductor industry is intensely competitive and can be highly cyclical, which is why we have historically comprised our short-term cash incentives for our entire organization, including our executive officers, into two six-month performance periods within our fiscal year, with performance goals for each period based on non-GAAP adjusted operating income during the applicable period. The structure of the short-term cash incentive program remains unchanged, and, consistent with certain prior fiscal years, our failure to meet the pre-determined targets means that no cash incentive payments would be made. Each of our named executive officers has an opportunity to earn one half of their applicable annual target cash incentive opportunity amount during each six-month period. The two six-month periods within our short-term cash incentive program allow us to adjust our targets for the then-forthcoming six-month based on changing business conditions, which we feel provides us with an opportunity to meet our compensation objectives outlined above. In each of the past two fiscal years, given that our first six-month short-term cash incentive period performance exceeded our annual business plan expectations, and to provide for improving performance targets while ensuring that such targets were meaningful for our named executive officers and stockholders, the compensation committee increased the performance targets in the second six-month period to be in excess of amounts that would have otherwise been established if we had utilized the targets in our annual business plan.

In addition, over the past two fiscal years, in an effort to balance amounts paid to employees along with stockholder return, we instituted short-term cash incentive program caps to limit the upside and/or maximum payouts to our named executive officers. In fiscal years 2019 and prior, our executive officers were entitled to receive up to 200% of their six-month target cash incentive opportunity, whereas during the first six-month periods in fiscal years 2020 and 2021, the maximum program payout was limited to 100% of the target, and, for the second six-month periods, the maximum payout was limited to 150% and 175%, respectively of the relevant target, as compared to an opportunity of 200% in prior periods.

For fiscal year 2021, we selected adjusted operating income as the performance metric for these short-term cash incentive programs because we believe it is a driver of stockholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the short-term cash incentive program itself, as well as the effect, where applicable, of amortization expense, share-based compensation expense, impairment and restructuring charges and acquisition- and integration-related costs.

Our compensation committee determined the adjusted operating income goals for each performance period generally based on our historic adjusted operating income, our annual business plan and sequential revenue and operating profit projections. These goals were intended to be challenging, yet attainable, and align the interests of our named executive officers with those of our stockholders by providing for a payout only in the event of exceptional performance that the compensation believed could result in a meaningful increase in stockholder value. We typically establish three separate adjusted operating income objectives in connection with each six-month period including a threshold amount, which if not achieved, results in no bonus being earned, a target amount, which would align with the target established for each named executive officer, and a maximum amount, which could provide potential upside above the established targets.

The table below summarizes the adjusted operating income amounts established for threshold, target, maximum and actual performance, as well as the associated percentages of the target earned, for each of the six-month periods over the past three fiscal years. Adjusted operating income in the table below excludes bonus expense.

	Threshold		Target		Maximum		Actual Performance
(in millions)	Performance Goal Adjusted Operating Income	% Payout	Performance Goal Adjusted Operating Income	% Payout	Performance Goal Adjusted Operating Income	% Payout	Performance Goal Adjusted Operating Income	% Payout
FY2021 - Second Half*	$79.6	—%	$92.2	100%	$100.7	175%	$100.8	175%
FY2021 - First Half*	$76.2	—%	$79.0	100%	$79.0	100%	$85.1	100%
FY2020 - Second Half*	$51.5	—%	$57.3	100%	$67.3	150%	$71.4	150%
FY2020 - First Half*	$30.9	—%	$30.9	50%	$37.0	100%	$37.8	100%
FY2019 - Second Half	$44.0	—%	$52.4	100%	$62.9	200%	$(6.8)	—%
FY2019 - First Half	$44.0	—%	$52.7	100%	$63.6	200%	$17.7	—%
* The maximum performance opportunity was reduced to below the 200% permissible under the plan for each of the performance periods for fiscal years 2020 and 2021.

First Half Fiscal Year 2021 Program (one-half of the named executive officer’s Annual Target Cash Incentive opportunity). The performance goals above were established such that the achievement of the threshold performance goal would not result in a payout for the named executive officer, the achievement of the target performance goal and the achievement of the maximum performance goal would result in a payout of one half of 100% of the named executive officer’s target cash incentive opportunity.

Under the first half fiscal year 2021 program, a total pool for all participating employees within the Company would be funded at approximately $5.5 million for target and maximum performance. Each of Messrs. Daly, Kober, Dennehy and Hwang and Ms. Roth would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the first half of fiscal year 2021 (see the “Actual Performance” column in the table above), each named executive officer received a cash incentive payment for the first half of fiscal year 2021 equal to 100% of their target level, which was the approved payout at the maximum performance level.

Second Half Fiscal Year 2021 Program (one-half of the named executive officer’s Annual Target Cash Incentive opportunity). The performance goals above were established such that the achievement of the threshold performance goal would not result in a payout to the named executive officer, the achievement of the target performance goal would result in a payout of one half of 100% of the named executive officer’s annual target cash incentive opportunity and the achievement of the maximum would result in a payout of one half of 175% of the named executive officer’s annual target cash incentive opportunity.

Under the second half fiscal year 2021 program, a total pool for all participating employees within the Company would be funded at $5.8 million for meeting target performance and $10.1 million for meeting or exceeding maximum performance. Each of Messrs. Daly, Kober, Dennehy and Hwang and Ms. Roth would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the second half of fiscal year 2021 (see the “Actual Performance” column in the table above), each named executive officer received a cash incentive payment for the second half of fiscal year 2021 equal to 175% of their target level, which was the approved payout at the maximum performance level.

Aggregate Fiscal Year 2021 Program (total named executive officer’s Annual Target Cash Incentive opportunity). The total cash incentive opportunity earned for each of our executive officers during fiscal year 2021 was 137.5% of each executive’s respective target annual cash incentive opportunity.
Long-Term Equity Incentives

Our fiscal year 2021 long-term equity incentive program is comprised of two components: time-based equity incentives, which are provided in the form of restricted stock units, and performance-based equity incentives, which are provided in the form of performance-based restricted stock units. In fiscal year 2021, our compensation committee granted to each of Messrs. Daly, Kober, Dennehy and Hwang and Ms. Roth both time- and performance-based restricted stock units. Forty percent of the total value of the award was allocated to time-based restricted stock units and sixty percent was allocated to performance-based restricted stock units.
The size of each award was determined by the compensation committee based on its consideration of named executive officer individual performance, the industry total compensation and proxy statement data described above.
Performance-Based Equity Incentives.
In fiscal year 2021, we granted Mr. Daly 28,352 restricted stock units, Mr. Kober 11,871 restricted stock units, Mr. Dennehy 7,863 restricted stock units, Mr. Hwang 7,863 restricted stock units and Ms. Roth 7,863 restricted stock units, in each case, subject to performance-based vesting conditions described below.

As was the case in prior years, performance-based restricted stock units are eligible to be earned and vest based on our Adjusted EPS (“Adjusted EPS PSUs”) growth during the applicable performance period. Adjusted EPS is a non-GAAP financial metric. Our calculation of Adjusted EPS is calculated by dividing Adjusted net income, which excludes intangible amortization expense, share-based compensation costs, restructuring charges and benefits, changes in common stock warrant liability, non-cash interest, acquisition and integration related costs, equity investment gains and losses, loss on debt extinguishment, as well as certain tax items, by Adjusted diluted shares. Adjusted EPS growth was selected as the applicable performance metric for performance-based restricted stock units granted in fiscal year 2021 and prior fiscal years because our compensation committee believes that growth in Adjusted EPS is a key driver of increases in stockholder value. An explanation of how we calculate Adjusted EPS is contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 4, 2021.

The Adjusted EPS PSUs granted to our named executive officers in fiscal year 2021 are divided into three equal tranches, with one tranche eligible to be earned and to vest based on our Adjusted EPS growth during fiscal year 2021, one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2021-2022 and one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2021-2023, with Adjusted EPS growth goals for performance periods spanning multiple fiscal years based on compound annual growth. For each tranche, recipients can earn between 0% to 300% of the target number of Adjusted EPS PSUs, depending on actual performance, with 50% of the target number of Adjusted EPS PSUs earned if threshold performance is achieved (Adjusted EPS growth of 5%), 100% of the target number of Adjusted EPS PSUs earned if target performance is achieved (Adjusted EPS growth of 10%), 200% of the target number of Adjusted EPS PSUs earned if upside performance is achieved (Adjusted EPS growth of 20%) and 300% of the target number of Adjusted EPS PSUs earned if maximum performance is achieved (Adjusted EPS growth of 30%), and, in each case, with straight-line interpolation between performance levels. To the extent earned, Adjusted EPS PSUs for each tranche will vest and be settled following the announcement to the financial markets of our financial performance associated with the applicable performance period, generally subject to continued employment with us through the settlement date. If Adjusted EPS PSUs for a tranche are not earned, they will be forfeited and are not eligible to be achieved in subsequent performance periods (i.e., there is no catch-up or retesting feature).

Each of our named executive officers also held Adjusted EPS PSUs that were granted in prior fiscal years and that were eligible to vest based on Adjusted EPS growth during a performance period that included fiscal year 2021.

The table below sets forth (1) Adjusted EPS growth goals for Adjusted EPS PSUs granted in fiscal year 2021, (2) Adjusted EPS growth goals for Adjusted EPS PSUs granted in previous years with a performance period that included fiscal year 2021, (3) our actual Adjusted EPS growth for the applicable performance period and (4) the percentage of Adjusted EPS PSUs that were earned based on such performance:

Fiscal Year of Grant	Performance Period (Fiscal Year(s))	Threshold (50% of Target Tranche of Adjusted EPS PSUs Earned)	Target (100% of Target Tranche of Adjusted EPS PSUs Earned)	Upside (200% of Target Tranche of Adjusted EPS PSUs Earned)	Maximum (300% of Target Tranche of Adjusted EPS PSUs Earned)	Actual Performance	% of Target Tranche of Adjusted EPS PSUs Earned
2021	2021	5%	10%	20%	30%	119%	300%
2020	2020-2021	5%	10%	20%	30%	119%	300%
2019	2019-2021	5%	10%	20%	30%	61%	300%

Our Adjusted EPS performance has shown significant improvement during fiscal years 2020 and 2021 as compared to earlier periods which has resulted in the maximum payouts being achieved.
Time-Based Equity Incentives.

In fiscal year 2021, as part of our annual equity compensation program, we also provided each of our named executive officers with long-term equity incentives through the grant of restricted stock units subject to time-based vesting (“RSUs”). Our compensation committee granted RSUs because they believe they provide a valuable retention incentive to our executives. In addition, our compensation committee believes that because RSUs require fewer shares to deliver the same amount of retention incentive to a given executive than a stock option award, RSUs also reduce the overall potential dilution to our stockholders from our equity compensation programs.
In fiscal year 2021, we granted Mr. Daly 18,902 RSUs, Mr. Kober 7,914 RSUs, Mr. Dennehy 5,242 RSUs, Mr. Hwang 5,242 RSUs and Ms. Roth 5,242 RSUs, in each case, subject to time-based vesting based on their continued employment with us over four years. Our compensation committee approved these RSU awards based on its review of peer group and other market data business judgment that they reflected an appropriate level of long-term incentive necessary to retain these executives.
Fiscal Year 2022 Relative Total Shareholder Return Measure.
In fiscal year 2022, the compensation committee made the determination to add a relative total shareholder return (“rTSR”) metric with a long-term stock performance cycle to performance-based restricted stock units granted to our executive officers. The rTSR metric was added to our overall executive compensation program in response to stockholder feedback and to further align the interests of our executive officers with those of our stockholders.
For fiscal year 2022, the long-term equity incentive awards are comprised of three components: Adjusted EPS PSUs, rTSR performance based restricted stock units (“rTSR PSUs”) and RSUs. The performance goals and vesting of the Adjusted EPS PSUs and RSUs are similar in approach to our prior awards in fiscal year 2021. The fiscal year 2022 rTSR PSUs are performance-based restricted stock units which can be earned at varying amounts based on our performance relative to component companies of the PHLX Semiconductor Index over a three-year period beginning October 2, 2021, and ending September 27, 2024. The rTSR PSUs will result in a more significant portion of each executive’s fiscal year 2022 compensation being tied to our long-term stock performance. The compensation committee believes that balancing the objective financial measures of the Adjusted EPS PSUs with a rTSR component will further incentivize named executive officers to focus on outperforming our peers over a longer period in a highly competitive marketplace and further align their interests with those of our stockholders.

The amount of rTSR PSUs earned at the end of the performance period will be determined as follows: rTSR rank equal to or less than the 25th percentile results in no payout; rTSR rank greater than the 25th percentile and less than or equal to the 50th percentile results in payout of between 50% and 100% of the target shares, rTSR rank greater than the 50th percentile and less than the 75th percentile results in payout of between 100% and 200% of the target shares and rTSR rank performance greater than the 75th percentile results in payout of 200% of the target number of shares.
Benefits
We generally provide our named executive officers health and welfare benefits, including health benefits and life insurance coverage, as well as the opportunity to participate in and receive matching contributions under our 401(k) plan, in each case, on the same terms as our other salaried employees. We also reimburse up to $2,500 per year in personal tax and financial planning expenses for our executive officers.

Severance Arrangements

We believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our President and Chief Executive Officer, and to minimize the potential for him to be distracted from performing his duties by the potential prospect of a termination of employment. Therefore, we have agreed to provide our President and Chief Executive Officer with severance benefits as set forth in his employment agreement, as described below under “Potential Payments upon Termination or Change in Control”.
In October 2014, following a period of heavy consolidation in our industry and with a similar motivation of keeping our executives focused on managing our business without distraction by a potential change in control, we adopted the MACOM Technology Solutions Holdings, Inc. Change in Control Plan (as amended, the “CIC Plan”), which was subsequently amended in 2017 and in 2022. Each of our named executive officers participates in the CIC Plan. The CIC Plan provides severance protection to plan participants in the event their employment is terminated under certain circumstances in connection with a change in control. In adopting and subsequently amending the CIC Plan, our compensation committee was motivated by a belief that the benefits of the plan were reasonable in scope and amount, would better align the interests of our executives with those of our stockholders in the context of a potential change in control and may enhance stockholder value whether or not a future change in control occurs by helping to retain those executives who are participants in this plan. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these potential payments to our named executive officers.

In fiscal year 2022, in response to stockholder feedback, the compensation committee approved an amendment to the CIC Plan to eliminate excise tax gross-ups relating to Section 280G of the Code for plan participants who commence participation in the plan on or after January 1, 2022.
Restrictive Covenants
From time to time we enter into restrictive covenant agreements with certain of our key executives in order to secure the employment of those persons who may be key to our success for a period of time, to prevent competitors from hiring such personnel away from us, and to protect our confidential information, intellectual property and relationships with employees, independent contractors, vendors and customers. Mr. Daly’s employment agreement contains non-solicitation provisions pursuant to which he has agreed not to solicit our employees, consultants, customers, partners or vendors during his employment and for a period of 12 months following termination of his employment. All of our named executive officers are party to a Confidentiality and Invention Assignment Agreement, under which they have agreed not to solicit our employees, consultants, customers, partners or vendors during their employment and for 12 months following termination of employment and have agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Compensation Risk Assessment

Our compensation committee regularly reviews our compensation and benefits programs, policies and practices, including its executive compensation program and its incentive-based compensation programs for its executive officers, to determine whether such programs, policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Our compensation and governance-related policies are enhanced by our clawback policy, described below, as well as a policy prohibiting hedging and pledging of our securities by our directors and officers, including our executive officers. Based on its assessment, our compensation committee does not believe that our compensation programs, policies and practices, in conjunction with our existing processes and controls, create risks that are reasonably likely to have a material adverse effect on our business and operations.

Clawback Policy

In November 2018, we adopted a clawback policy that covers our current and former employees at the level of Vice President and above, including all of our named executive officers. Under the policy, if there is a restatement of our financial results due to material non-compliance with financial reporting requirements, certain cash- and equity-based incentive compensation paid or awarded to covered employees will be subject to cancellation and/or repayment, in our compensation committee’s discretion, if it was based on the erroneous financial results, was in excess of the amount that would have otherwise been paid or awarded and the employee’s conduct was a material factor in the obligation to restate the results.
Tax and Accounting Considerations

Section 162(m) of the Code, disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to certain of its executive officers. Therefore, compensation paid to certain of our executive officers in excess of $1 million in a taxable year will not be deductible. The compensation committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives who are necessary for our success. Accordingly, and in furtherance of that responsibility, the compensation committee has authorized and will, in its judgment, continue to authorize compensation that may otherwise be limited as to tax deductibility.

The compensation committee also considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Stock Ownership Guidelines
Effective December 21, 2021, the compensation committee of the board of directors established executive officer stock ownership guidelines to further align the interests of our executive officers with the interests of our stockholders and to promote sound corporate governance. The guidelines for executive officers are determined as a multiple of the officer’s annual base salary. Our Chief Executive Officer is required to hold shares of our common stock with a value equal to at least four times their annual base salary. Our Chief Financial Officer is required to hold shares of our common stock with a value equal to at least two times their annual base salary. Each other executive officers is required to hold shares of our common stock with a value equal to at least one times their annual base salary. Executive officers are required to achieve the applicable level of ownership within 48 months of the later of December 21, 2021 or the date the person was initially designated an executive officer. Unvested equity awards (other than unvested time-based restricted stock units), vested stock options, vested stock appreciation rights and unearned performance-based equity awards do not count towards satisfaction of the stock ownership guidelines.
Say-on-Pay

At our 2021 annual meeting of stockholders, our stockholders approved on an advisory basis to hold future advisory votes on the compensation of our named executive officers annually. At our 2021 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers by 62.51% of the shares voted. As a result, our management team and board of directors decided to initiate extensive engagement with stockholders. See “Fiscal Year 2021 Stockholder Outreach Initiative” above for a summary of those engagements and the resulting decisions.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the compensation committee:
Peter Chung (Chairman)
Geoffrey Ribar
John Ritchie
Gil VanLunsen

2021 Summary Compensation Table
The following table provides information regarding the compensation earned by or paid to our named executive officers for fiscal years 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen Daly (4)	2021	675,000		1,559,382		—	928,125	12,551	3,175,058
President and Chief	2020	675,000		1,884,914		—	843,750	9,901	3,413,565
Executive Officer	2019	275,512	(4)	6,295,274	(4)	1,539,000	—	463	8,110,249
John Kober	2021	425,020		652,905		—	438,289	11,996	1,528,210
Senior Vice President and	2020	395,000		1,027,425		—	370,313	9,279	1,802,017
Chief Financial Officer	2019	326,719		1,260,516		—	—	8,934	1,596,169
Robert Dennehy	2021	390,003		432,465		—	268,126	11,918	1,102,512
Senior Vice President,	2020	380,000		865,395		—	237,500	7,640	1,490,535
Operations	2019	367,762		1,652,110		215,100	—	4,379	2,239,351
Donghyun Thomas Hwang	2021	390,003		432,465		—	268,126	11,918	1,102,512
Senior Vice President,	2020	355,000		836,908		—	221,875	9,190	1,422,973
Global Sales	2019	344,359		1,064,408		107,550	—	9,000	1,525,317
Ambra Roth	2021	390,003		432,465		—	268,126	11,918	1,102,512
Senior Vice President,
General Counsel, Human Resources and Secretary
(1)The amounts included under the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the restricted stock unit and stock option awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 20 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 1, 2021. With respect to the performance-based restricted stock unit awards granted to our named executive officers during fiscal year 2021, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100% of target levels. The aggregate grant date fair value of such awards would be $2,806,848, $1,175,229, $778,437 and $778,437 for each of Messrs. Daly, Kober, Dennehy and Hwang, respectively, and $778,437 for Ms. Roth if maximum performance levels were achieved for all three tranches.
(2)Represents the cash incentives earned by each named executive officer under our cash incentive programs for each fiscal year. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs for fiscal year 2021.
(3)Consists of the following amounts for each named executive officer for fiscal year 2021.

Name	Basic Life Insurance Premiums ($)	Company Contributions to Retirement Plans ($)	Personal Tax and Financial Planning Reimbursements ($)	Total ($)
Stephen Daly	1,501	8,550	2,500	12,551
John Kober	946	8,550	2,500	11,996
Robert Dennehy	868	8,550	2,500	11,918
Donghyun Thomas Hwang	868	8,550	2,500	11,918
Ambra Roth	868	8,550	2,500	11,918

(4)Mr. Daly was appointed as our President and Chief Executive Officer on May 16, 2019. Amounts in the Summary Compensation Table for fiscal year 2019 with respect to Mr. Daly relate to compensation for his service as our President and Chief Executive Officer and as a member of our board of directors, including director fees paid to Mr. Daly for his service as a member of our board of directors, audit committee and compensation committee through his appointment as our President and Chief Executive Officer ($38,976) and a time-based restricted stock unit award granted to Mr. Daly in his capacity as a member of our board of directors ($129,992), as well as Mr. Daly’s base salary as our President and Chief Executive Officer ($236,536) and the aggregate grant date fair value of the time- and performance-based restricted stock unit award granted to Mr. Daly in connection with the commencement of his employment as our President and Chief Executive Officer ($6,165,282). Mr. Daly retained only a pro-rata portion of restricted stock unit award granted to him in respect of his service on our board of directors (based on the number of days he served as a director from the grant date of such award through his date of hire), and the remainder of such restricted stock units were forfeited as of his hire date. Following his appointment as our President and Chief Executive Officer, Mr. Daly did not receive additional compensation for services as a member of our board of directors.

2021 Grants of Plan-Based Awards Table
The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended October 1, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Stephen		—	675,000	928,125	—	—	—	—	—
Daly	10/28/2020	—	—	—	14,176	28,352	85,056	—	935,616
	10/28/2020	—	—	—	—	—	—	18,902	623,766
John		—	318,750	438,289	—	—	—	—	—
Kober	10/28/2020	—	—	—	5,936	11,871	35,613	—	391,743
	10/28/2020	—	—	—	—	—	—	7,914	261,162
Robert		—	195,000	268,126	—	—	—	—	—
Dennehy	10/28/2020	—	—	—	3,932	7,863	23,589	—	259,479
	10/28/2020	—	—	—	—	—	—	5,242	172,986
Donghyun		—	195,000	268,126	—	—	—	—	—
Thomas	10/28/2020	—	—	—	3,932	7,863	23,589	—	259,479
Hwang	10/28/2020	—	—	—	—	—	—	5,242	172,986
Ambra		—	195,000	268,126	—	—	—	—	—
Roth	10/28/2020	—	—	—	3,932	7,863	23,589	—	259,479
	10/28/2020	—	—	—	—	—	—	5,242	172,986

(1)Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2021 Grants of Plan-Based Awards Table represent the cash incentive award opportunities for each named executive officer under our cash incentive programs for fiscal year 2021. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs. Amounts in the "Non-Equity Incentive Plan Compensation" column of the 2021 Summary Compensation Table represent the cash incentive awards actually earned by each named executive officer under our cash incentive programs for fiscal year 2021.
(2)Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the 2021 Grants of Plan-Based Awards Table represent performance-based restricted stock unit awards granted to each named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2021.
(3)Amounts represent time-based restricted stock units granted to the named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2021. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.
(4)Reflects the aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2021, computed in accordance with FASB ASC Topic 718. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 20 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year ended October 1, 2021. With respect to the performance-based restricted stock unit awards granted to our named executive officers, during fiscal year 2021, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100%. The aggregate grant date fair value of such awards would be $2,806,848, $1,175,229, $778,437, $778,437, for Messrs. Daly, Kober, Dennehy and Hwang respectively, and $778,437 for Ms. Roth if maximum performance levels were achieved.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Messrs. Daly, Dennehy and Hwang each have an employment agreement with the Company. Mr. Kober and Ms. Roth have promotion letters with the Company.

Stephen Daly. Mr. Daly has served as our President and Chief Executive Officer since May 2019. Pursuant to his employment agreement, effective May 16, 2019, he is entitled to receive an annual base salary, which as of the end fiscal year 2021 was $675,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities of up to 100% of his annual base salary and maximum short-term cash incentive opportunities of up to 200% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Daly is eligible to participate in the Company’s benefit plans as in effect from time to time.

John Kober. Mr. Kober has served as our Senior Vice President and Chief Financial Officer since May 2019. Pursuant to his offer of promotion, effective May 23, 2019, he is entitled to receive an annual base salary, which as of the end of fiscal year 2021 was $425,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities of up to 75% of his annual base salary and maximum short-term cash incentive opportunities of up to 150% of his annual base salary, in each case, subject to achievement of applicable performance targets. In addition, during the term of his employment, Mr. Kober is eligible to participate in the Company’s benefit plans as in effect from time to time.

Robert Dennehy. Mr. Dennehy has served as our Senior Vice President, Operations since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. Under Mr. Dennehy’s employment agreement, effective October 1, 2013, he is entitled to receive an annual base salary, which as of the end of fiscal year 2021 was $390,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities of up to 50% of his annual base salary and maximum short-term cash incentive opportunities of up to 100% of his annual base salary, in each case, subject to the achievement applicable performance targets. In addition, during the term of his employment, Mr. Dennehy is eligible to participate in the Company’s benefit plans as in effect from time to time.

Donghyun Thomas Hwang. Mr. Hwang has served as our Senior Vice President, Global Sales, since January 2015. Under Mr. Hwang’s employment agreement, effective August 15, 2014, he is entitled to receive an annual base salary, which as of the end of fiscal year 2021 was $390,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities of up to 50% of his annual base salary and maximum short-term cash incentive opportunities of up to 100% of his annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of his employment, Mr. Hwang is eligible to participate in the Company’s benefit plans as in effect from time to time.

Ambra Roth. Ms. Roth has served as our Senior Vice President, General Counsel, Human Resources and Secretary since October 2019. Prior to that, Ms. Roth served as Vice President, General Counsel and Secretary since May 2018. Pursuant to her offer of promotion, effective June 1, 2018, she is entitled to receive an annual base salary, which as of the end of fiscal year 2021 was $390,000, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities of up to 50% of her annual base salary and maximum short-term cash incentive opportunities of up to 100% of her annual base salary, in each case, subject to the achievement of applicable performance targets. In addition, during the term of her employment, Ms. Roth is eligible to participate in the Company’s benefit plans as in effect from time to time.

For a description of the severance payments and benefits to which each of our named executive officers is entitled upon certain qualifying terminations of employment, please see the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement below.

2021 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth the outstanding equity awards held by each of our named executive officers at October 1, 2021.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen	5/31/2019	190,000(2)	—	—	14.15	5/31/2029	—	—	—	—
Daly	5/31/2019	—	—	—	—	—	—	—	300,000(3)	19,602,000
	5/31/2019	—	—	—	—	—	49,998(4)	3,266,869	50,004(5)	3,267,261
	10/29/2019	—	—	—	—	—	37,911(4)	2,477,105	37,914(5)	2,477,301
	10/28/2020	—	—	—	—	—	28,350(6)	1,852,389	56,706(7)	3,705,170
	5/31/2019	—	—	—	—	—	81,746(8)	5,341,284	—	—
	10/29/2019	—	—	—	—	—	16,850(9)	1,100,979	—	—
	11/17/2019	—	—	—	—	—	13,334(10)	871,244	—	—
	10/28/2020	—	—	—	—	—	18,902(11)	1,235,057	—	—
John	10/29/2019	—	—	—	—	—	16,500(4)	1,078,110	16,500(5)	1,078,110
Kober	10/28/2020	—	—	—	—	—	11,871(6)	775,651	23,742(7)	1,551,302
	3/15/2018	—	—	—	—	—	1,460(12)	95,396	—	—
	5/31/2018	—	—	—	—	—	1,250(12)	81,675	—	—
	3/15/2019	—	—	—	—	—	8,394(13)	548,464	—	—
	5/30/2019	—	—	—	—	—	28,025(13)	1,831,154	—	—
	10/29/2019	—	—	—	—	—	7,334(9)	479,204	—	—
	10/29/2019	—	—	—	—	—	13,334(9)	871,244	—	—
	10/28/2020	—	—	—	—	—	7,914(11)	517,101	—	—
Robert	11/6/2018	—	—	—	—	—	20,493(14)	1,339,013	—	—
Dennehy	11/19/2018	—	—	—	—	—	70,002(14)	4,573,931	—	—
	10/29/2019	—	—	—	—	—	12,003(4)	784,276	12,009(5)	784,668
	10/28/2020	—	—	—	—	—	7,863(6)	513,768	15,726(7)	1,027,537
	11/9/2017	—	—	—	—	—	975(15)	63,707	—	—
	11/6/2018	—	—	—	—	—	4,773(16)	311,868	—	—
	10/29/2019	—	—	—	—	—	5,336(9)	348,654	—	—
	10/29/2019	—	—	—	—	—	13,334(9)	871,244	—	—
	10/28/2020	—	—	—	—	—	5,242(11)	342,512	—	—
Donghyun	11/6/2018	15,000(17)	—	—	16.06	11/6/2025	—	—	—	—
Thomas	11/6/2018	—	—	—	—	—	19,194(14)	1,254,136	—	—
Hwang	11/19/2018	—	—	—	—	—	36,666(14)	2,395,756	—	—
	10/29/2019	—	—	—	—	—	11,214(4)	732,723	11,217(5)	732,919
	10/28/2020	—	—	—	—	—	7,863(6)	513,768	15,726(7)	1,027,537
	11/9/2017	—	—	—	—	—	913(15)	59,655	—	—
	11/6/2018	—	—	—	—	—	4,469(16)	292,004	—	—
	10/29/2019	—	—	—	—	—	4,985(9)	325,720	—	—
	10/29/2019	—	—	—	—	—	13,334(9)	871,244	—	—
	10/28/2020	—	—	—	—	—	5,242(11)	342,512	—	—
Ambra	11/6/2018	—	—	—	—	—	5,055(14)	330,294	—	—
Roth	10/29/2019	—	—	—	—	—	11,214(4)	732,723	11,217(5)	732,919
	10/28/2020	—	—	—	—	—	7,863(6)	513,768	15,726(7)	1,027,537
	3/15/2018	—	—	—	—	—	613(12)	40,053	—	—
	11/6/2018	—	—	—	—	—	2,529(16)	165,245	—	—
	10/29/2019	—	—	—	—	—	4,985(9)	325,720	—	—
	10/29/2019	—	—	—	—	—	13,334(9)	871,244	—	—
	10/28/2020	—	—	—	—	—	5,242(11)	342,512	—	—

(1)Amounts based on the fair market value of our common stock of $65.34 per share, which was the closing price of our common stock on October 1, 2021 as reported on Nasdaq.
(2)Represents a stock option that vested on December 15, 2020, the date on which our common stock equaled or exceeded a closing price of $38.37 per share as reported on Nasdaq for a period of 30 consecutive trading days.
(3)Represents a market-based restricted stock unit award that is eligible to be earned based on the Company’s achievement of total stockholder return in comparison to a peer group of companies in the Nasdaq composite index during fiscal years 2020 through 2022. To the extent earned based on total stockholder return, the portion of the award that is eligible to be earned based on total stockholder return during fiscal years 2020 through 2022 will vest in November 2022 generally subject to the named executive officer’s remaining in continuous service with us through the applicable vesting date. The number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future fiscal years.
(4)Represents a performance-based restricted stock unit award that was earned on November 4, 2021 based on fiscal year 2020 and 2021 Adjusted EPS growth. The award was earned at maximum performance and vested on November 4, 2021 at 300%.
(5)Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2020 through 2022. To the extent earned based on Adjusted EPS growth, the award will vest in November of 2022, generally subject to the named executive officer's remaining in continuous service with us through the applicable vesting date. Based on the level of achievement in fiscal year 2021, the number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future years and that 300% of each remaining tranche of the target award will be earned.
(6)Represents a performance-based restricted stock unit award that was earned on November 4, 2021 based on fiscal year 2021 Adjusted EPS growth. The award was earned at maximum performance and vested on November 4, 2021 at 300%.
(7)Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2021 and 2022, and fiscal years 2021 through 2023. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2021 and 2022 will vest in November 2022 and the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2021 through 2023 will vest in November 2023, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date. Based on the level of achievement in fiscal year 2021, the number of shares reported in the table has been calculated assuming that maximum performance is achieved with respect to future years and that 300% of each remaining tranche of the target award will be earned.
(8)Represents a restricted stock unit award that vests in equal semi-annual installments starting on November 16, 2021 through May 16, 2024, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(9)Represents a restricted stock unit award that vests in equal annual installments on October 29, 2021 and October 29, 2022, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.
(10)Represents a restricted stock unit award that vests in equal annual installments on November 17, 2021 and November 17, 2022, generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.
(11)Represents a restricted stock unit award that vests in equal annual installments on October 28, 2021, October 28, 2022, October 28, 2023 and October 28, 2024 generally subject to the named executive officer's remaining in continuous service with us through each applicable vesting date.
(12)Represents a restricted stock unit award that vests on February 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.
(13)Represents a restricted stock unit award that vests in equal annual installments on February 15, 2022 and February 15, 2023, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(14)Represents a performance-based restricted stock unit award that was earned on November 4, 2021 based on fiscal year 2019 through 2021 Adjusted EPS growth. The award was earned at maximum performance and vested on November 4, 2021 at 300%.
(15)Represents a restricted stock unit award that vests on May 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(16)Represents a restricted stock unit award that vests in equal annual installments on May 15, 2022 and May 15, 2023, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.
(17)Represents a stock option that vested on February 16, 2021, the date on which our common stock equaled or exceeded $61.32 per share for a period of 30 consecutive trading days.

2021 Option Exercises and Stock Vested Table
The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during the fiscal year ended October 1, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen Daly	—	—	130,245	5,498,080
John Kober	—	—	54,133	2,601,304
Robert Dennehy	60,000	2,770,255	116,162	4,811,189
Donghyun Thomas Hwang	—	—	80,283	3,322,873
Ambra Roth	—	—	27,780	1,149,313
(1)For option awards, the value realized is based on the market price of our common stock on the date of exercise minus the applicable exercise price.
(2)For stock awards, the value realized is based on the closing price of our common stock on the vesting date.
Pension Benefits
We currently do not (and did not in fiscal year 2021) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.
Nonqualified Deferred Compensation
We currently do not (and did not in fiscal year 2021) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.

Potential Payments upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration and continuation of health benefits payable to our current named executive officers in connection with a termination by the Company without cause or a resignation by the executive for good reason within three months prior to or two years following a “change in control,” in each case assuming that such triggering event took place on October 1, 2021, and based on the closing price of our common stock on this date, $65.34, to the extent applicable, and for Mr. Daly, in connection with the termination of his employment relationship by the Company without cause (as defined in his employment agreement) or resignation by him for good reason (as defined in his employment agreement).
Severance Entitlements and Payments

Mr. Daly is party to an employment agreement with the Company that provides for payments upon an involuntary termination of employment by the Company other than for “cause” (as defined in his employment agreement) and upon a termination of employment by him for “good reason” (as defined in his employment agreement). Pursuant to Mr. Daly’s employment agreement, if his employment is terminated by the Company other than for cause or if he resigns for good reason, he would be entitled to receive continued monthly base salary and reimbursements of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for twelve months following his termination of employment, a prorated annual bonus for the year of termination, based on actual performance, accelerated vesting of his new hire grant of 136,239 restricted stock units (which vested as to 20% of the restricted stock units on May 16, 2020 and 10% of the restricted stock units on November 16, 2020 and May 16, 2021, respectively, and vests as to 10% of the restricted stock units on each six-month anniversary thereafter, generally subject to Mr. Daly’s continued employment through each applicable vesting date), and twelve months’ accelerated vesting credit for any other outstanding equity awards that vest solely based on continued employment or service with us. In addition, Mr. Daly’s equity awards would remain exercisable for one year following termination of employment. Mr. Daly will be subject to non-solicitation restrictions for the period during which he is entitled to receive salary continuation.
CIC Plan
The CIC Plan, in which each of our current named executive officers is a participant, provides that:

•immediately prior to a “change in control” (as defined in the CIC Plan), subject to the terms and conditions contained in the CIC Plan, any performance-based equity awards held by a participant will be deemed earned at maximum levels of performance as of immediately prior to the change in control and become exercisable, vested and/or payable on the later of the end of the originally applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment except as set forth below;

•if a change in control occurs and a participant’s employment is terminated by us without “cause” (as defined in the CIC Plan) or a participant resigns from employment with us for “good reason” (as defined in the CIC Plan), in each case, within three months prior to and in connection with the change of control or within the two-year period following the change in control, the participant will be entitled to the following payments and benefits:

◦the sum of the participant’s annual base salary and target annual bonus for the year in which the termination occurs (multiplied by 2.0 for Mr. Daly and 1.5 for Mr. Kober), payable in a lump sum;

◦a prorated annual bonus based on the participant’s target annual bonus or, if greater and the termination of employment occurs in the second half of the applicable bonus period, the estimated actual amount of such annual bonus;

◦a lump sum amount equal to the Company’s estimate of the total cost of medical, dental and vision continuation coverage under the Company’s group health plan for the participant and his participating dependents for 24 months, in the case of Mr. Daly, 18 months, in the case of Mr. Kober, or 12 months for each of the other named executive officers, in each case, increased by the amount of federal and state taxes imposed on such payments; and

◦full vesting of all outstanding equity awards held by the participant.
Since all of our current named executive officers were participants in the CIC Plan prior to January 1, 2022, we will make an additional lump sum cash payment to a named executive officer if they become subject to an excise tax under Section 4999 of the Code as a result of any payment or benefit made or provided under the CIC Plan, either alone or when aggregated with any other payments or benefits. The net result of the additional payment is to place the participant in the same after-tax position as if the excise tax had not been imposed.
In the event that a participant has an existing agreement with us relating to the participant’s potential rights to severance pay, equity acceleration or benefits in connection with a change in control, such rights will be superseded by the rights of the participant under the CIC Plan with respect to any change in control occurring during the term of the CIC Plan, but such agreement otherwise will remain enforceable and in full force and effect.
Potential Payments upon Termination or Change in Control Table
A summary of the potential payments that each of our current named executive officers would have received upon the occurrence of these events, assuming that each triggering event occurred on October 1, 2021, is set forth below.

	Involuntary Termination (1)				Involuntary Termination within Three Months Before or Twenty-Four Months Following a Change in Control (2)
Name	Severance ($)	Health Insurance Benefits ($)	Restricted Stock/ Option Awards ($)(3)	Total ($)	Severance ($)	Health Insurance Benefits ($)	Restricted Stock Unit/ Option Awards ($)(4)	Excise Tax ($)(5)	Total ($)
Stephen Daly (6)	1,603,125	26,400	6,636,126	8,265,651	3,375,000	52,800	45,196,658	26,373,668	74,998,126
John Kober	—	—	—	—	1,434,375	39,600	8,907,410	5,323,019	15,704,404
Robert Dennehy	—	—	—	—	780,000	26,400	10,961,177	5,453,731	17,221,308
Donghyun Thomas Hwang	—	—	—	—	780,000	26,400	8,547,975	4,326,210	13,680,585
Ambra Roth	—	—	—	—	780,000	26,400	5,082,015	3,768,758	9,657,173
(1)“Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as provided in Mr. Daly’s employment agreement. The amount included in the “Severance” column in respect of an annual bonus in fiscal year 2021 reflects the actual bonus earned by Mr. Daly in respect of fiscal year 2021. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,200 per month.
(2)All amounts listed beneath this heading represent benefits potentially payable under the CIC Plan. “Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in the CIC Plan. Amounts listed in the “Severance” column are based on the annual base salaries and target annual bonuses in effect as of October 1, 2021 and have been calculated assuming that each named executive officer receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,200 per month.
(3)Amounts are based on the fair market value of our common stock of $65.34 per share, which was the closing price of our common stock on October 1, 2021 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards held by the applicable named executive officer that are scheduled to vest based on the named executive officer’s continued service within twelve months following October 1, 2021 vest in full and that the 81,746 unvested RSUs granted to Mr. Daly vest in full pursuant to the terms of his employment agreement.
(4)Amounts are based on the fair market value of our common stock of $65.34 per share, which was the closing price of our common stock on October 1, 2021 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards vest in full, with outstanding performance-based restricted stock units earned at maximum with respect to future fiscal years.
(5)Amounts listed represent an estimate of the additional lump-sum payment that would be payable if a named executive officer became subject to the excise tax under Section 4999 of the Code, as described above based on the assumptions described above, and further assuming that (a) all performance-based restricted stock units and stock options will be deemed earned at the maximum level of performance and will vest in full upon a qualifying termination of employment, based on a price per share equal to $65.34; (b) the full value of all equity awards so vesting will be parachute payments; (c) each of the named executive officers receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus; (d) the lump sum payment equal to the estimated cost of the Company’s medical, dental and vision continuation coverage is $2,200 per month; (e) each named executive officer is subject to the maximum applicable federal and state tax rates in effect for 2021; and (f) none of the parachute payments are exempt under a special rule for reasonable compensation. Any actual entitlement to such additional lump-sum payment will be based on the facts and circumstances that exist at the time of a change in control or a termination of employment in connection with a change in control.
(6)Excise tax gross-up amount for Mr. Daly is calculated with reference to his compensation as a member of our board of directors from 2016-2018, as required by Section 280G of the Code.

Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees (other than our principal executive officer).

We have determined that Mr. Daly’s annual total compensation for fiscal year 2021 was $3,175,058, as disclosed in the 2021 Summary Compensation Table above. Based on SEC rules and guidance and applying the methodology described below, we have determined that the median of the annual compensation, as described below, for all of our employees (other than our principal executive officer) for fiscal year 2021 was $132,346. Accordingly, for fiscal year 2021, we estimate the ratio of our principal executive officer’s annual total compensation to the median of the total annual compensation for all of our employees (other than our principal executive officer) was approximately 24 to 1.

For purposes of determining our median employee in fiscal year 2021, we selected the last day of our fiscal year, October 1, 2021, to establish our employee population. As of October 1, 2021, our employee population consisted of 1,104 employees, with 778 of these employees employed in the United States, and 326 of these employees employed in 16 other countries throughout the world, primarily in Europe and Asia. As permitted by SEC rules, we excluded 44 employees in following countries under the de minimis exemption for purposes of identifying our median employee: Finland (1), Germany (5), India (30), Italy (1), Singapore (1), South Korea (3), United Kingdom (1) and Vietnam (2). As a result, for purposes of the pay ratio calculation conducted in fiscal year 2021, our employee population consisted of 1,060 employees, with 778 of these employees employed in the United States and 282 of these employees employed outside of the United States.

For purposes of identifying our median employee we used a consistently applied compensation measure consisting of base salary or wages, excluding overtime pay, for the fiscal year ending on October 1, 2021. We annualized the actual base salary or wages paid to those employees who were not employed by us for the entire fiscal year. For employees outside of the United States, we used the foreign exchange rates that were effective as of the last day of our fiscal year to convert the base salaries and wages into U.S. dollars.

The median employee’s total annual compensation for fiscal year 2021 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our principal executive officer) in the “Total” column of the 2021 Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and is based on our records and the methodology described above. Because the SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, commonly referred to as the “say-on-pay” vote.

In accordance with Exchange Act requirements, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation for fiscal year 2021, as disclosed in this Proxy Statement. The Company’s current policy is to submit the named executive officers’ compensation to an advisory vote at its annual meeting of stockholders every year. Assuming no change to the Company’s current policy regarding the frequency of such advisory vote, it is expected that the next “say-on-pay” vote will occur at our 2023 annual meeting of stockholders. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2021 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. As discussed above, we reached out to stockholders representing over 80% of non-insider ownership and engaged in discussions with stockholders representing over 55% of non-insider ownership and made changes to the fiscal year 2022 executive compensation plans after careful consideration of those discussions. See the section entitled “Fiscal Year 2021 Stockholder Outreach Initiative” above for more information. The compensation committee and our board of directors believe that their role is to ensure that our executive compensation strikes the appropriate balance between utilizing measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

The board of directors recommends that stockholders indicate their support for the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation but rather the overall named executive officer compensation program as described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of Our Named Executive Officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2022. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended October 1, 2021 and October 2, 2020. All services provided by, and fees paid to, Deloitte & Touche LLP as described below were pre-approved by the audit committee in accordance with the audit committee pre-approval policy set forth below.

	Fiscal Year 2021	Fiscal Year 2020
Audit Fees	$1,478,863	$1,526,632
Audit-Related Fees	—	—
Tax Fees	236,400	273,665
All Other Fees	3,790	3,790
Total	$1,719,053	$1,804,087
Audit Fees
This category includes the aggregate fees pertaining to fiscal years 2021 and 2020 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q, foreign statutory audits and for services rendered in connection with our other filings with the SEC.
Tax Fees
This category includes the aggregate fees pertaining to fiscal years 2021 and 2020 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.
All Other Fees
Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services
Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macom.com/governance-documents. The audit committee also considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.
The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2022.

AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended October 1, 2021 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. The audit committee discussed with employees of the Company responsible for administering internal audit functions and with the independent registered public accounting firm the overall scope of and plans for their respective audits. The audit committee meets with the employees of the Company responsible for administering internal audit functions and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs. We also discussed significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments. Management and the Company’s internal and independent auditors also made presentations to the audit committee throughout the year on specific topics of interest, that include but are not limited to: (i) information technology systems, controls and security; (ii) critical accounting policies; (iii) the impact of new accounting guidance; (iv) compliance with internal controls required under Section 404 of the Sarbanes-Oxley Act; (v) compliance with the Company’s Code of Business Conduct and Ethics; (vi) risk management initiatives and controls; (vii) significant legal matters; and (viii) insider and related party transactions.
Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting and has represented to the audit committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is responsible for (1) performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States, and (2) performing an independent audit of our internal control over financial reporting statements in accordance with the standards of the PCAOB based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and for expressing an opinion thereon.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche LLP their independence and considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee concluded that Deloitte & Touche LLP is independent from the Company and its management.
Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2021 for filing with the SEC.
Members of the audit committee:
Geoffrey Ribar (Chairman)
John Ritchie
Gil VanLunsen

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of December 31, 2021 for:
•each person who we know beneficially owns more than 5% of any class of our voting securities;
•each of our current directors or nominees;
•each of our named executive officers named in the Summary Compensation Table above; and
•all of our directors and executive officers as of the end of fiscal year 2021 as a group.
Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 69,685,722 shares of our common stock outstanding as of December 31, 2021. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to stock options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of December 31, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Stockholders:
John Ocampo and affiliates (1)	18,328,938	26.3%
The Vanguard Group (2)	4,617,635	6.6%
BlackRock, Inc. (3)	3,738,866	5.4%
Directors and Named Executive Officers:
John Ocampo (1)	18,328,938	26.3%
Susan Ocampo (1)	18,328,938	26.3%
Charles Bland (4)	35,489	*
Peter Chung (5)	890,811	1.3%
Geoffrey Ribar (6)	20,898	*
John Ritchie (7)	1,725	*
Gil VanLunsen (8)	35,038	*
Stephen Daly	188,014	*
John Kober (9)	48,385	*
Ambra Roth (10)	12,607	*
Donghyun Thomas Hwang (11)	90,604	*
Robert Dennehy	71,244	*
All directors and executive officers as a group (13 persons) (12)	19,725,221	28.3%
 * Represents beneficial ownership of less than 1%.

(1)Represents 18,328,938 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts.
(2)Based solely on the Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”), which indicates that Vanguard has shared voting power over 108,476 shares, sole dispositive power over 4,470,065 shares and shared dispositive power over 147,570 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)Based solely on the Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc. (“BlackRock”), which indicates that BlackRock has sole voting power over 3,677,885 shares and sole dispositive power over 3,738,866 shares. BlackRock’s address is 55 East 52nd Street, New York, New York, 10055.
(4)Includes 2,093 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 31, 2021.

(5)Includes 530,293 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 318,502 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 1,416 shares beneficially owned by Summit Investors I, LLC and 100 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. Summit Partners, L.P., through a two-person Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. currently composed of Scott C. Collins and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially own such shares. Also includes 40,500 shares held by Mr. Chung, including 2,093 shares issuable within 60 days of December 31, 2021 upon the vesting and settlement of restricted stock units previously granted to Mr. Chung, each of which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the shares, restricted stock units and underlying shares held in the name of Mr. Chung. Summit Partners, L.P., Summit Master Company, LLC, each of the Summit entities mentioned above and Messrs. Collins and Chung, each disclaim beneficial ownership of the shares, restricted stock units and underlying shares held in the name of Mr. Chung except to the extent of their pecuniary interest therein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(6)Includes 2,093 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 31, 2021.
(7)Includes 1,725 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 31, 2021.
(8)Includes 2,093 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 31, 2021.
(9)Includes 6,907 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 31, 2021.
(10)Includes 613 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 31, 2021.
(11)Includes 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 31, 2021.
(12)Includes 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 31, 2021 and 17,617 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions to which we were a party since the beginning of our last fiscal year or will be a party in the future, and in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Indemnification of Officers and Directors
Our fifth amended and restated certificate of incorporation and third amended and restated bylaws (“Bylaws”) limit the liability of each of our directors and provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of their actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. In addition, we have entered into separate indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or officer.
Second Amended and Restated Investor Rights Agreement
We are party to an investors’ rights agreement, as amended and restated on February 28, 2012 and further amended on May 20, 2013, February 2, 2015 and June 6, 2018 (the “IRA”), with a group of our stockholders that includes entities affiliated with Mr. and Mrs. Ocampo, who are both members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, and including certain investment funds affiliated with Summit Partners, L.P., which is affiliated with another of our directors, Mr. Chung. Subject to the terms and conditions of the IRA, these stockholders have registration rights with respect to the shares of our capital stock they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Policies and Procedures for Related Person Transactions
We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to review and approve or ratify any related person transactions, as defined under Regulation S-K Item 404. Our Code of Business Conduct and Ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. Each of the related person transactions described above was reviewed and either approved or ratified by our audit committee, and we intend to follow this practice for any future related person transactions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on a review of the copies of such reports and written representations from our executive officers and directors that no other reports were required, we believe all required reports under Section 16(a) of the Exchange Act of our directors, executive officers and beneficial holders of more than 10% of a registered class of our equity securities were timely filed since the beginning of fiscal year 2021 and prior years, except as previously disclosed, and other than Form 4 filings for each of Messrs. Daly, Bland, Chung, Ribar, VanLunsen and Hwang and Dr. Carlson regarding one transaction each and Form 4 filings for Mr. Dennehy regarding seven separate transactions, all of which were subsequently filed.

ADDITIONAL INFORMATION
List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. This list will also be available at the Annual Meeting. If you would like to view the list of stockholders, please contact our investor relations department by email at ir@macom.com or by phone at (978) 656-2500, to schedule an appointment.
Stockholder Proposals for Inclusion in 2023 Proxy Statement
To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2023 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on September 16, 2022, unless the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or after March 3, 2023, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
Stockholder Proposals for Presentation at 2023 Annual Meeting of Stockholders
For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2023 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between October 31, 2022 and November 30, 2022. However, in the event that the 2023 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 3, 2023, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2023 Annual Meeting of Stockholders is made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
As required by our Bylaws, any stockholder submitting a director nomination must include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws.
Consideration of Stockholder-Recommended Director Nominees
Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates. Stockholders who wish to recommend a director nominee must submit their suggestions to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.
Stockholder Communications with the Board of Directors
Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – MACOM Technology Solutions Holdings, Inc., Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. Householding helps us reduce printing and postage cost associated with the distribution of proxy materials and helps to preserve natural resources. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials to you upon written or oral request. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.